Filed Pursuant to Rule 424(b)(4)
Registration No. 333-220065

PROSPECTUS SUPPLEMENT

(to Prospectus dated August 18, 2017)

12,295,082 Shares

Ordinary Shares

The selling shareholder named in this prospectus supplement is offering 12,295,082 of our ordinary shares. We will not receive any of the proceeds from the sale of the ordinary shares being sold by the selling shareholder.

Our ordinary shares, no nominal value, (“Ordinary Shares”) are traded on the New York Stock Exchange (the “NYSE”), under the symbol “ATTO.” On November 9, 2017, the last reported sale price of our Ordinary Shares on the NYSE was $10.00 per share.

Investing in our Ordinary Shares involves risks. See “Risk Factors” beginning on page 24 of this prospectus supplement and incorporated by reference herein to read about risks that you should consider before buying our Ordinary Shares.

	Per Share	Total
Public offering price	$9.000	$110,655,738.00
Underwriting discount to be paid by selling shareholder (1)	$0.315	$3,872,950.83
Proceeds, before expenses, to the selling shareholder	$8.685	$106,782,787.17

(1)	See “Underwriting” for more information on the underwriting compensation in connection with this offering.

The selling shareholder has granted the underwriters an option for a period of 30 days to purchase up to an additional 1,844,262 Ordinary Shares at the price to the public less the underwriting discount.

You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in our Ordinary Shares.

Delivery of the Ordinary Shares is expected to be made on or about November 14, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Morgan Stanley	Credit Suisse	Itaú BBA
Baird	Barrington Research	Goldman Sachs & Co. LLC

The date of this prospectus supplement is November 9, 2017.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS	S-ii
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-iii
TRADEMARKS AND TRADE NAMES	S-iv
MARKET, RANKING AND OTHER INDUSTRY DATA	S-v
CAUTIONARY STATEMENT EXCHANGE RATE INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	S-vii
SUMMARY	S-1

Prospectus

ABOUT THIS PROSPECTUS	ii
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	iii
CAUTIONARY STATEMENT WITH RESPECT TO FORWARD LOOKING STATEMENTS	iv
SUMMARY	1
RISK FACTORS	2

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form F-3 (File No. 333-220065) that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information regarding our securities. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before investing in our Ordinary Shares.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely upon the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. In addition, information included or incorporated by reference in this prospectus supplement may change in future documents that we file with the SEC in response to comments received from the staff of the SEC. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus and the documents incorporated by reference herein and therein.

The selling shareholder is not, and the underwriters are not, making an offer to sell our Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of any underwriter, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus supplement. In all such cases, you should rely on the later information over different information included in this prospectus supplement.

This prospectus supplement incorporates by reference the documents and reports listed below, unless otherwise indicated therein:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016 (our “Annual Report”) filed with the SEC on April 13, 2017;

•	Our Report on Form 6-K for the month of March, 2017, containing our unaudited interim consolidated financial statements for the three months ended March 31, 2017 and other information excluding Exhibit 99.1 thereto, filed with the SEC on May 9, 2017;

•	Our Report on Form 6-K for the month of June, 2017, containing our unaudited interim consolidated financial statements for the six months ended June 30, 2017 and other information excluding Exhibit 99.1 thereto, filed with the SEC on August 14, 2017;

•	Our Report on Form 6-K for the month of September, 2017, containing our unaudited interim consolidated financial statements for the nine months ended September 30, 2017 and other information excluding Exhibit 99.1 thereto, filed with the SEC on October 31, 2017;

•	The description of our Ordinary Shares included in the Registration Statement on Form 8-A, filed with the SEC on September 30, 2014 (File No. 001-36671), as supplemented by the “Description of Share Capital” found on page 6 of the accompanying prospectus and including any amendments or reports filed for the purpose of updating such description;

•	Any future annual reports on Form 20-F filed with the SEC after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement; and

•	Any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that are identified in such reports as being incorporated by reference in this prospectus supplement.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus supplement. Any such request should be directed to:

Atento S.A.

Telephone No.: +55 (11) 3779-0881

E-mail: investor.relations@atento.com

S-iii

TRADEMARKS AND TRADE NAMES

This prospectus supplement includes our trademarks, such as “Atento,” which are protected under applicable intellectual property laws and are the property of the Company or our subsidiaries. This prospectus supplement also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

S-iv

MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus supplement, including the information incorporated by reference herein, includes industry share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein and cannot guarantee the accuracy or completeness of any such data or the related forecasts contained in this prospectus supplement. Market data and certain industry forecast data used in this prospectus supplement were obtained from market research, publicly available information and industry publications and organizations, including, among others, “Analysis of the Latin America Contact Center Outsourcing Services Market, Forecast to 2022,” dated September 2017, by Frost & Sullivan, and “Call Centers (15th edition),” dated October 2016, by Informa D&B, S.A. (“DBK”).

While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement or incorporated by reference herein.

S-v

EXCHANGE RATE INFORMATION

In this prospectus supplement, all references to “U.S. dollar” and “$” (USD) are to the lawful currency of the United States and all references to “Euro” or “€” are to the single currency of the participating member states of the European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time. In addition, all references to Brazilian Reais or “R$” (BRL), Mexican Peso (MXN), Peruvian Soles (PEN), Argentine Peso (ARS), Chilean Peso (CLP) and Colombian Peso (COP) are to the lawful currencies of Brazil, Mexico, Peru, Argentina, Chile and Colombia, respectively.

The following table shows the exchange rates of the U.S. dollar to these currencies for the years and dates indicated as reported by the relevant central banks of the European Union (the “EU”) and each country, as applicable.

	2014		2015		2016		2017
	Average	December 31	Average	December 31	Average	December 31	Average for Three Months ended September 30	Average for Nine Months ended September 30	September 30
Euro (EUR)	0.75	0.82	0.93	0.92	0.90	0.95	0.85	0.90	0.85
Brazil (BRL)	2.35	2.66	3.34	3.90	3.48	3.26	3.16	3.17	3.17
Mexico (MXN)	13.33	14.74	15.88	17.25	18.69	20.62	17.82	18.90	18.16
Peru (PEN)	2.84	2.98	3.19	3.41	3.38	3.36	3.25	3.27	3.27
Argentina (ARS)	8.12	8.55	9.26	13.04	14.78	15.89	17.28	16.23	17.31
Chile (CLP)	570.51	606.75	654.76	710.16	676.73	667.29	642.76	653.99	636.85
Colombia (COP)	2,000.23	2,390.44	2,745.55	3,153.54	3,054.33	3,000.71	2,976.69	2,939.43	2,941.07

S-vi

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference may contain and refer to certain forward-looking statements with respect to our financial condition, results of operations and business. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions.

Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objective,” “outlook,” “probably,” “project,” “will,” “seek,” “target” and other words of similar meaning.

Our estimates and forward-looking statements are based mainly on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to certain risks and uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

•	the competitiveness of the customer relationship management and business process (“CRM BPO”) market;

•	the loss of one or more of our major clients, a small number of which account for a significant portion of our revenue, in particular Telefónica S.A. (“Telefónica”);

•	risks associated with operating in Latin America, where a significant proportion of our revenue is derived and where a large number of our employees are based;

•	our clients deciding to enter or further expand their own CRM BPO businesses in the future;

•	any deterioration in global markets and general economic conditions, in particular in Latin America and in the telecommunications and the financial services industries from which we derive most of our revenue;

•	increases in employee benefit expenses, changes to labor laws and labor relations;

•	failure to attract and retain enough sufficiently trained employees at our service delivery centers to support our operations;

•	inability to maintain our pricing and level of activity and control our costs;

•	consolidation of potential users of CRM BPO services;

•	the reversal of current trends towards CRM BPO solutions;

•	fluctuations of our operating results from one quarter to the next due to various factors, including seasonality;

•	the significant leverage our clients have over our business relationships;

•	the departure of key personnel or challenges with respect to labor relations;

•	the long selling and implementation cycle for CRM BPO services;

S-vii

•	difficulty controlling our growth and updating our internal operational and financial systems as a result of our increased size;

•	inability to fund our working capital requirements and new investments;

•	fluctuations in, or devaluation of, the local currencies in the countries in which we operate against our reporting currency, the U.S. dollar;

•	current political and economic volatility, particularly in Brazil, Mexico, Argentina and Europe;

•	our ability to acquire and integrate companies that complement our business;

•	the quality and reliability of the technology provided by our technology and telecommunications providers, our reliance on a limited number of suppliers of such technology and the services and products of our clients;

•	our ability to invest in and implement new technologies;

•	disruptions or interruptions in our client relationships;

•	actions of the Brazilian, European Union, Spanish, Argentine, Mexican and other governments and their respective regulatory agencies, including adverse competition law rulings and the introduction of new regulations that could require us to make additional expenditures;

•	damage or disruptions to our key technology systems or the quality and reliability of the technology provided by technology telecommunications providers;

•	an increase in the cost of telecommunications services and other services on which we and our industry rely;

•	an actual or perceived failure to comply with data protection regulations, in particular any actual or perceived failure to ensure secure transmission of sensitive or confidential customer data through our networks;

•	the effect of labor disputes on our business; and

•	other risk factors listed in the section titled “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein.

Estimates and forward-looking statements are intended to be accurate only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. You should therefore not make any investment decision based on these estimates and forward-looking statements.

See “Risk Factors” herein and incorporated from our Annual Report and other filings we make with the SEC for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus supplement, our Annual Report and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. Note that forward-looking statements speak only as of the date of this prospectus supplement or, in the case of any accompanying prospectus or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

S-viii

SUMMARY

This summary highlights information about our business contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement and does not contain all of the information that may be important to you. For a more complete understanding of our business and the offering, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the section entitled “Risk Factors” beginning on page S-24 of this prospectus supplement and page 2 of the accompanying prospectus and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our Annual Report and our SEC filings, as well as the consolidated financial statements and the related notes thereto, which are incorporated by reference herein.

In this prospectus supplement, unless otherwise noted or indicated by context, the terms “Atento,” the “Company,” “we,” “us” and “our” refer to Atento S.A. and its consolidated subsidiaries.

COMPANY OVERVIEW

Atento is the largest provider of customer relationship management and business process outsourcing services (CRM BPO) in Latin America and one of the top five providers worldwide based on revenue. Our business was founded in 1999 as the CRM BPO provider to Telefónica and its subsidiaries (together, the “Telefónica Group”). Since then, we have significantly diversified our client base, and we became an independent company in December 2012, when we were acquired (the “Acquisition”) by funds affiliated with Bain Capital Partners, LLC (“Bain Capital”). In October 2014, Atento became a publicly listed company on the New York Stock Exchange (“NYSE”) under the ticker “ATTO.”

We operate in 13 countries worldwide, including Brazil, Spain, Mexico, Peru, Argentina, Chile, Colombia, United States, El Salvador, Guatemala, Puerto Rico, Panama and Uruguay. We organize our business into three geographic markets: (i) Brazil, (ii) Americas, excluding Brazil (“Americas”) and (iii) Europe, Middle East and Africa (“EMEA”). Our revenue for the year ended December 31, 2016 was $1,757.5 million, our profit for the year was $0.2 million and our Adjusted EBITDA was $221.9 million. For the years ended December 31, 2015 and 2016, our revenue decreased by 14.4% and 9.9%, respectively, and our Adjusted EBITDA decreased by 18.2% and 11.1%, respectively. Excluding the impact of foreign exchange, our revenue for the years ended December 31, 2015 and 2016 increased by 9.3% and decreased by 1.4%, respectively, and our Adjusted EBITDA increased by 6.8% and decreased by 3.6%, respectively. For the nine months ended September 30, 2017, our revenue increased by 9.7% and our Adjusted EBITDA increased by 1.5% compared to the same period in 2016. Excluding the impact of foreign exchange, our revenue for the nine months ended September 30, 2017 increased by 4.8% and our Adjusted EBITDA decreased by 3.4% compared to the same period in 2016.

Revenue by region:

	For the year ended December 31,			For the nine months ended September 30,
($ in millions)	2014(*)	2015(*)	2016	2016	2017
Brazil	1,184.8	930.2	816.4	601.9	720.3
Americas	779.4	789.8	718.9	546.1	557.5
EMEA	314.7	231.7	223.9	168.7	166.9
Other and eliminations(1)	(0.7)	(1.8)	(1.7)	(1.2)	(1.7)

Total	2,278.2	1,949.9	1,757.5	1,315.5	1,443.0

(*)	Restated, excluding discontinued operations—Morocco.
(1)	Includes holding company-level revenues and consolidation adjustments.

LatAm is one of the most attractive CRM BPO markets globally and we believe Atento is uniquely positioned to capture this growth potential as one of the few scale players in the region. According to Frost & Sullivan, LatAm is one of the fastest growing CRM BPO markets in the world, with a market size of approximately $10 billion in 2016. The potential for growth in the markets where we operate is strong and is driven by a number of demographic and business trends, including (i) sustained demand and growth driven by an improving macroeconomic environment, a rapidly growing population and an emerging middle class, (ii) further outsourcing of CRM BPO operations, (iii) potential for further penetration in existing markets, (iv) development of new industry vertical expertise, such as with multisector companies, and (v) North America’s continued offshoring trend as U.S.-based businesses continue to offshore call center services to other geographies. For example, in 2015, 53% of the population in Latin America utilized banking services, compared to 93% of the population in the United States, and broadband user penetration was 52% in Latin America, compared to 87% in the United States.

We are the largest provider of CRM BPO services in LatAm, where we had a market share of 17% for the year ended December 31, 2016, according to Frost & Sullivan. We hold the number one market share position in most of the countries in LatAm where we operate, including Brazil, the largest market in LatAm, Mexico,1 Peru,1 Argentina and Chile, based on revenues for the year ended December 31, 2016. We have achieved our leadership position over our 17-year history through our dedicated focus on superior client service, scaled and reliable technology and operational platform, a deep understanding of our clients’ diverse local needs, and our highly engaged employee base. Given its growth outlook, LatAm continues to be one of the most attractive CRM BPO markets globally and we believe we are distinctly positioned as one of the few scale operators in the region, where we have approximately twice the market share of the second-largest operator.

We offer a comprehensive portfolio of CRM BPO services, including sales, customer care, technical support, collections and back office. We continue to evolve from offering individual CRM BPO services to combining multiple service offerings covering both the front- and back-end of the customer experience into customized CRM BPO solutions adapted to client needs. We believe our customized end-to-end solutions provide an improved experience for our clients’ customers, create stronger customer relationships that reinforce our clients’ brand recognition, and enhance our clients’ customer loyalty. Our individual services and solutions are delivered across multiple channels, including digital (SMS, email, chats, social media and apps, among others) and voice, and are enabled by process design, technology and intelligence functions. In 2016, CRM BPO solutions and individual services comprised approximately 25.3% and 74.7% of our revenue, respectively. For the three months ended September 30, 2017, CRM BPO solutions and individual services comprised approximately 27.0% and 73.0% of our revenue, respectively. Brazil has the highest penetration of CRM BPO solutions of our segments, and we grew solutions from 36.4% of revenue in 2015 to 41.5% of revenue in Brazil in 2016.

We also enjoy longstanding client relationships across a variety of industries and we work with market leaders in telecommunications, banking and financial services, and multisector, which for us is comprised of the consumer goods, services, public administration, healthcare, transportation, technology and media industries. For the year ended December 31, 2016, our revenue from clients in telecommunications, financial services and multisector equaled approximately 48.5%, 35.0% and 16.5% of our total revenue, respectively. For the three months ended September 30, 2017, our revenue from clients in telecommunications, financial services and multisector represented 46.8%, 31.1% and 22.1% of our total revenue, respectively. Since our founding in 1999, we have significantly diversified the sectors we serve and our client base has grown to over 400 separate clients. Revenue from non-Telefónica clients accounted for 60.8% of our total revenue as of the nine months ended September 30, 2017, compared to 10.0% of our total revenue when we were founded in 1999.

[1]	Represents local market share (defined as revenues generated and invoiced in the country with local clients).

Atento benefits from a highly engaged employee base. Our over 151,000 employees worldwide are critical to our ability to deliver best-in-class customer service. In 2016, for the fourth consecutive year, we were recognized as one of the top 25 companies to work for in the world, according to the list of the World’s Best Multinational Workplaces by Great Place to Work® (“GPTW”), a group in which Atento is the only CRM BPO and Latam-based company.

We have a strong relationship with Telefónica underpinned by a long-term master services agreement (the “MSA”). On November 8, 2016, we entered into an Amendment Agreement to the MSA (the “Amendment”) with Telefónica, our largest client, reinforcing and strengthening the Company’s strategic relationship with Telefónica. The Amendment provides for the following: a reset of volume targets in Brazil and Spain, as well as a two-year extension of the MSA for those countries until December 31, 2023; revised invoicing and collection processes in all key markets; providing that the Company will maintain at least our current share of Telefónica’s spending in all key contracts; and certain other amendments. We are currently serving 37 companies of the Telefónica Group under 144 arm’s-length contracts. Although the MSA is an umbrella agreement which governs our services agreements with the Telefónica Group companies, the termination of the MSA on December 31, 2021 (except in Brazil and Spain, where the MSA terminates on December 31, 2023) does not automatically result in a termination of any of the local services agreements in force after those dates.

On August 4, 2016, we, through our direct subsidiary Atento Teleservicios España, S.A.U., entered into a Share Sale and Purchase Agreement with Intelcia Group, S.A. for the sale of 100% of Atento Morocco S.A., which encompassed Atento’s operations in Morocco and provided services to the Moroccan and French markets (the “Morocco Transaction”). The Morocco Transaction was consummated on September 30, 2016, upon receipt of regulatory approval. Atento’s operations in Morocco which provide services to the Spanish market were excluded from the Morocco Transaction and continue to operate as part of the Atento Teleservicios España, S.A.U. branch in Morocco. The Morocco Transaction allowed the Company to continue strengthening its focus on its core markets of Spain and LatAm.

On September 2, 2016, the Company, through its subsidiary Atento Brasil S.A. (“Atento Brasil”), acquired 81.49% of the shares of RBrasil Soluções S.A. (“RBrasil”), a leading provider of late-stage collection services in Brazil. The total amount paid for this acquisition was R$27.1 million (equivalent to approximately $8.6 million). We believe the combination of Atento Brasil and RBrasil:

•	creates the largest provider of collection services in Brazil, with more than 6,600 professionals with a strong collection of know-how and expertise, optimally positioning Atento to expand its share of the $2.7 billion collections market in LatAm;

•	provides new and existing clients with a fully integrated platform and delivers customized collections solutions;

•	enhances the effectiveness of collections solutions through the extensive use of technology, business intelligence and analytics capabilities; and

•	drives consolidation in this highly fragmented and compelling market in Latin America.

Following the acquisition of RBrasil, we have pursued several opportunities to grow in the late-stage collection services segment, including long-term contracts with relevant clients in key sectors.

On May 9, 2017, we announced an extended partnership with Itaú Unibanco, a leading financial institution in Brazil, through which we will leverage the industry-leading capabilities of RBrasil and Atento Brasil to serve Itaú Unibanco’s increasing demand for end-to-end collections solutions, customer service and back office services.

On June 9, 2017, the Company, through its subsidiary Atento Brasil, acquired 50.00002% of Interfile Serviços de BPO Ltda. and 50.00002% of Interservicer—Serviços em Crédito Imobiliário Ltda. (jointly,

“Interfile”), a leading provider of BPO services and solutions, including credit origination, for the banking and financial services sector in Brazil. The total amount paid for this acquisition was approximately $14.5 million, net of cash acquired. Through this acquisition, we expect to be able to expand our capabilities in the financial services segment, especially in credit origination, accelerate our penetration into higher value-added solutions, strengthen our leadership position in the Brazilian market and facilitate the expansion of our credit origination segment into other LatAm markets.

On June 30, 2017, we announced the signing of a strategic partnership and the acquisition of a minority stake in Keepcon, a leading provider of semantic technology-based automated customer experience management through our subsidiary Contact US Teleservices Inc. The acquisition of a minority stake in Keepcon follows our overall strategy to develop and expand our digital capabilities, grouped under a newly created global digital business unit. Our goal is to integrate all of our digital assets to generate additional value for clients and drive growth across verticals and geographies. We aim to turn the business disruption generated by the digital revolution into differentiated customer experience solutions generating competitive advantages for customers. We expect that the combination of Keepcon and Atento will expand the artificial intelligence and automatization capabilities of our omnichannel platform.

On June 29, 2017, we launched a new business unit, Atento Digital, to drive customer experience in the age of digitalization which will be led by our recently hired Global Digital Director. See “—Our Strengths—Digitally-Enabled for the Next Generation of CRM BPO Services” and “—Our Strategy—Above-Market Growth.”

OUR STRENGTHS

We benefit from the following key competitive strengths in our business:

Category Leader in a Large Market with Long-Term Secular Growth Trends

Atento is the largest provider of CRM BPO services and solutions in LatAm, and among the top five providers globally based on revenue. We have a highly diversified geographic footprint across LatAm, with operations in Brazil, Mexico, Peru, Argentina, Chile, Colombia, El Salvador, Guatemala, Panama and Uruguay.

In 2016, we were the leading provider of outsourced CRM BPO services in the rapidly growing LatAm market, with a 17% market share by revenue. In addition, we were the leading provider of outsourced CRM BPO services by market share based on revenue in 2016 in Peru,2 Brazil, Mexico,2 Chile and Argentina, according to data published by Frost & Sullivan. We were the number two provider of outsourced CRM BPO services by market share in 2015 in Spain, with a market share of 9.1%, according to data published by DBK.

[2]	Represents local market share (defined as revenues generated and invoiced in the country with local clients).

ATENTO 2016 MARKET SHARE AND POSITION BY COUNTRY

Source:

(1)	Frost & Sullivan
(2)	DBK
(3)	Represents local market share (defined as revenues generated and invoiced in the country with local clients)

Longstanding, Blue-Chip Client Relationships in Multiple Industries

We seek to create long-term relationships with our clients in order to be viewed as an integral part of their respective businesses, and not just as a service provider. We strive to offer products and solutions that cover the client’s entire value chain, which we believe offers greater benefits to our clients and generally leads to a mutually beneficial, longer-term relationship.

Over the years, we have steadily grown our client base, resulting in what we believe is a world-class roster of clients. Our longstanding, blue-chip client base spans a variety of industries and includes the Telefónica Group, Banco Bradesco, Banco Santander, HSBC, Samsung and Whirlpool, among others. Our clients are leaders in their respective industries and require best-in-class service from their outsourcing partners. We serve clients primarily in telecommunications, financial services and multisector, which for us includes consumer goods, retail, public administration, healthcare, travel, transportation and logistics, and technology and media. For the year ended December 31, 2016, our revenue from clients in telecommunications, financial services and multisector represented 48.5%, 35.0% and 16.5% of total revenue, respectively. For the three months ended September 30, 2017, our revenue from clients in telecommunications, financial services and multisector represented 46.8%, 31.1% and 22.1% of our total revenue, respectively.

As of December 31, 2016, our client base consisted of over 400 separate clients. Since 1999, when our former parent company, Telefónica, and its subsidiaries contributed approximately 90.0% of our revenue, we have driven the diversification of our client base by sources of revenue. For the years ended December 31, 2014, 2015 and 2016, revenue from the Telefónica Group accounted for 46.5%, 45.2% and 42.5%, respectively, of our revenue. For the three months ended September 30, 2017, revenue from the Telefónica Group accounted for 38.0% of our revenue as compared to 42.2% of our revenue in the same period in the prior year. For the year ended December 31, 2016, our 15 largest client groups accounted for 80.3% of our revenue, and our next 15 largest client groups (other than the Telefónica Group) accounted for 38.7% of our revenue. For the nine months ended September 30, 2017, revenue generated from our 15 largest client groups represented 76.4% of our revenue as compared to 80.9% in the same period in the prior year, and our next 15 largest client groups (other than the Telefónica Group) accounted for 37.9% of our revenue for the nine months ended September 30, 2017 as compared to 38.5% in the same period in the prior year.

In 2016, 52% of our revenue from clients other than the Telefónica Group came from clients that have had relationships with us for ten or more years. With each of these clients, we have worked closely over many years and across multiple countries to build strong partnerships and commercial relationships. This has resulted in industry-leading client retention ratio as percentage of prior year revenues, with an average of 98.7% over the three-year period from 2014 until 2016.

Client Value Propositions through Integrated Solutions Across Multiple Channels

We are close to our clients and understand how their customers choose to interact. Our services and solutions span across various combinations of channels and are very flexible, utilizing various degrees of automation and intelligent analytics. We work closely with our clients to optimize the front- and back-end customer experience by offering solutions through a multichannel delivery platform tailored to each client’s needs. Furthermore, we offer a comprehensive portfolio of scalable solutions, including sales, customer care, collections, back office and technical support. These solutions incorporate multiple services, all deliverable across a full spectrum of communication channels, including digital, voice and in-person. In summary, our focus is not only in developing integrated solutions, but also delivering them across the most appropriate (analog or digital) channels and platforms.

Our vertical industry expertise in telecommunications, banking and financial services, and multisector allows us to tailor our services and solutions for our clients, further embedding us into their value chain while delivering impactful business results. As we continue to evolve towards customized client solutions and performance-based pricing structures, we seek to create a mutually beneficial partnership and increase the portion of our clients’ CRM BPO services that we provide.

Our value proposition has continued to evolve toward end-to-end CRM BPO solutions, incorporating processes, technology and analytics as enablers for our services, all aimed at improving our clients’ efficiency and reducing their costs. In 2016, CRM BPO solutions and individual services comprised approximately 25.3% and 74.7% of our revenue, respectively. For our clients in Brazil, our largest market, CRM BPO solutions and individual services comprised approximately 41.5% and 58.5% of our revenue, respectively, for the year ended December 31, 2016. For the three months ended September 30, 2016, CRM BPO solutions and individual services comprised approximately 24.7% and 75.3% of our revenue, respectively. For the same period in 2017, CRM BPO solutions and individual services comprised approximately 27.0% and 73.0% of our revenue, respectively. For our clients in Brazil, our largest market, CRM BPO solutions and individual services comprised approximately 36.5% and 63.5% of our revenue, respectively, for the nine months ended September 30, 2017.

Value-Added Partner with Differentiated Technology Platform

We have a scalable and reliable technology platform that we believe is a significant competitive differentiator. Our technology platform allows us to be a value-added partner to our clients by providing upfront customer engagement process design, hosting and managing numerous customer management environments, and offering multichannel communication delivery and sophisticated data and analytics which provide deep insight into each interaction.

Digitally-Enabled for the Next Generation of CRM BPO Services

We recently launched a new business unit, Atento Digital, to drive customer experience in the digital age. Atento Digital integrates digital marketing tools, automatization of front- and back-office customer processes and a robust omnichannel platform to generate efficiencies and results for customer acquisition, management and retention. It also provides solutions to advanced digital transformation processes while making the most of existing systems. Atento Digital’s mainstream offerings encompass a range of services, including online sales, digital customer care, digital technical support, digital HR and digital collections, all of which are delivered through Atento’s omnichannel platform integrating traditional and digital channels. Atento Digital’s offerings also include consulting capabilities and the use of analytics and automatization tools to enhance the effectiveness and efficiency of customer-related processes. One of Atento Digital’s first initiatives has been the expansion of the artificial intelligence and automatization capabilities of its omnichannel platform using Keepcon’s semantic technology. Keepcon is a leading provider of semantic technology-based automated customer experience management, which allows clients to identify customer’s intention and sentiment during text conversations. It analyzes sentiment of separate or combined words in context via: (1) NLP (Natural Language Processing): understand a customer’s questions, (2) semantic search: understand a customer’s intent and context, (3) context: use a customer’s context to make engagement more personal, and (4) text creation to understand word context: one word can be understood with more than 6 million variations. The integration of this technology with Atento’s existing solutions allows the Company to monitor, analyze and manage customer sentiments and needs through social media in real-time. This information can be delivered through a blended automated and agent-based solution, or through a fully automated solution. We plan on continuing to focus on digital initiatives into the coming years as we work to improve hybrid multichannel support, automation, customer analytics and the overall customer experience across clients, geographies and industries.

Focus on HR Management to Deliver Superior Customer Experiences

We believe employee satisfaction is a key differentiator in maintaining and growing a high performance organization to deliver a superior customer experience compared to our competitors and clients’ in-house operations. We leverage our distinctive culture and values as well as our deep understanding of regional cultural intricacies to create a work environment that aligns client objectives with employee incentives and commitment. We believe well-trained, highly committed customer specialists who are rewarded for results enhance performance in our clients’ CRM BPO operations. In 2016, for the fourth consecutive year, we were recognized as one of the top 25 companies to work for in the world, according to the list of the World’s Best Multinational Workplaces by GPTW, being the only CRM BPO and LatAM-based company with this distinction. In addition, in 2017, we were recognized for the seventh consecutive year as one of the Best Multinationals to Work for in Latin America by Great Place to Work®.

Experienced and Highly Motivated Management Team

We benefit from the significant experience and knowledge of our management team. We inherited experienced, highly motivated local talent, with many members of our senior management having played an instrumental role in growing and establishing us as an industry leader in the years prior to the Acquisition. We have a mix of operational managers, who have worked with us for over ten years, and new talent that has added new and expanded skills to our company as well as the external vision of the industry. We have built and maintained close relationships with our key clients over the years. Following the Acquisition, we have truly diversified our client base, and advanced the evolution of our offerings to become a provider of high value-added solutions for companies. We are also embracing the transformation of our industry by adding specialized talent to our team. We have recently launched a new business unit, Atento Digital, to drive customer experience in the age of digitalization which will be led by our recently hired Global Digital Director. In addition to expanding our digital capabilities and skills, we have kept strengthening our technology focus with the appointment of a Chief Information Officer. Our goal is to have always access to the best talent to ensure we keep generating added value for our clients and enjoy the benefit of having a truly world class management team. This team is fully committed to building upon our market leadership and driving our transformational growth.

OUR STRATEGY

Our mission is to be the number one customer experience solutions provider in the markets we serve by being a truly multi-client business. Atento’s tailored CRM BPO solutions are designed to enable our clients to create a best-in-class experience for their customers, enabling our clients to focus on operating their core businesses. Atento utilizes its industry expertise, commitment to customer care and consultative approach to offer superior and scalable solutions across the entire value chain, customizing each solution to the individual client’s needs. Our goal is to significantly outperform expected market growth by being our clients’ partner of choice for customer experience while driving margin efficiencies. We have laid out a clear strategy and a number of initiatives around three key pillars to bring Atento to its full potential: above-market growth, world-class operating model and high performing organization.

In the third quarter of 2016, we announced a “Strategy Refresh” to drive long-term profitable growth and create shareholder value. Recent market trends, including the macroeconomic context in Brazil, the largest CRM BPO market in LatAm, and the accelerating adoption of omnichannel and digital capabilities, prompted us to re-examine the priorities that support our long-term strategy. The ultimate goal of this exercise was to ensure we have the right focus and capabilities to capitalize on industry trends in LatAm and to leverage our scale and financial strength to selectively broaden and diversify in key verticals, countries and solutions taking advantage of the expected economic recovery in the LatAm region, and Brazil in particular.

Above-Market Growth

We are focused on our clients’ needs and, therefore, developing and delivering value-added, multi-channel services and solutions is an absolute priority for us. Over time, we have diversified and expanded our service offering, increased the sophistication of our services and developed customized solutions such as credit origination and management, means of payment, trade marketing, insurance services management and other CRM BPO processes. We offer a comprehensive portfolio of customizable and scalable solutions, including front- and back-end services throughout the value chain ranging from sales, applications-processing, customer care, credit-management, complaints handling, B2B efficient sales, smart collections, trade marketing and multichannel customer experience. We believe we bring a differentiated combination of scale, capacity for processing client transactions, and industry expertise to our client customer care operations, which allows us to provide higher-quality and lower-cost customer care services than our clients could deliver on their own. We have strong client relationships, which allows us capture a greater share of client spend, gain relevance as a business partner, and consequently achieve higher levels of profitability. We believe we have significant whitespace remaining in our core business across all verticals, with initiatives implemented to continue increasing both share of wallet with existing customers, as well as attract new customers, either from competitors or from new clients, as these clients choose to outsource their in-house operations with us because of our strong sector credentials.

Our value proposition has continued to evolve towards end-to-end CRM BPO solutions, incorporating processes, technology and analytics as enablers for our services, all aimed at improving efficiency and reducing costs for our clients. Our revenue from these solutions in particular has grown faster than our overall revenue over the past several years. For the three months ended September 30, 2017, our share of CRM BPO solutions penetration represented 27.0% of sales, up from 23% as of December 31, 2013.

During 2016, we also recognized the importance of focusing on our digital solutions. As our clients’ customers further adopt social networks and increase use of their smartphones, it is our job to accompany them in their journey. We recently launched a new business unit, Atento Digital, to drive customer experience in the digital age. Atento Digital integrates digital marketing tools, automatization of front- and back-office customer processes and a robust omnichannel platform to generate efficiency and results for customer acquisition, management and retention. It also provides solutions to advanced digital transformation processes while making the most of existing systems. Atento Digital’s mainstream offerings encompass a range of services, including online sales, digital customer care, digital technical support, digital HR and digital collections, all of which are delivered through Atento’s omnichannel platform integrating traditional and digital channels. Atento Digital’s offerings also include consulting capabilities and the use of analytics and automatization tools to enhance the effectiveness and efficiency of customer-related processes. One of Atento Digital’s first initiatives has been the expansion of the artificial intelligence and automatization capabilities of its omnichannel platform using Keepcon semantic technology. The integration of this technology with Atento’s existing solutions allows the Company to monitor, analyze and manage customer sentiments and needs through social media in real-time. This information can be delivered through a blended automated and agent-based solution, or through a fully automated solution. We plan on continuing to focus on digital initiatives into the coming years as we work to improve hybrid multichannel support, automation, customer analytics and the overall customer experience across clients, geographies and industries.

We also recognize that the market for providing outsourcing services to U.S. clients from LatAm is a sizable and fast-growing opportunity for us. We firmly believe that our strong relationships with multinational clients throughout LatAm positions us well to also serve their off-shoring needs in the United States, as exemplified by our near-shoring relationships, and have continued investing in U.S. infrastructure.

World-Class Operating Model

Building on advancements in 2016, we are continuing to see benefits in our operational excellence and transformation initiatives, which continue to support future profitable growth. We have added specific initiatives to drive a “low cost to serve” operating model (the “Low Cost Operating Model”) for all aspects of our business. This initiative seeks to drive down the major cost drivers in our business via automation and robotics, alternative channel mix and advanced service delivery methods.

We continue to make investments in infrastructure, proprietary technologies, and management and development processes that capitalize on our extensive experience managing large and globalized operations. Our operational excellence strategy is supported by six key global initiatives:

Low Cost Operating Model. As we continue to drive best-in-class operations, we have been focused on developing a “lower cost to serve” operating model for Atento. We have analyzed the major cost components of our business in the human resources, technology, facilities and infrastructure areas, and we have developed specific solutions to lower the cost to serve in each category. For example, in the human resources area, we have implemented initiatives to drive down average handle time and after call work, and to reduce the time we spend on recruiting and selection. Additionally, we implemented solutions to decrease the number of training days while preserving the quality of training. In the technology area, we have successfully trialed automation solutions and virtual automatic call distributor (“ACD”) technologies, and consolidated operations among multiple global shared services. In the facilities area, we have directed more capacity to lower cost Tier 2 cities and are focused on seat utilization as an indicator of efficiencies. In the infrastructure area, we have focused on reducing telecom and network costs through restructuring and diligent capacity planning. All of these initiatives come together to enable a “lower cost to serve” operating model for Atento. Furthermore, we manage our foreign currency risk by using derivatives to hedge any exposure incurred in currencies other than those of the functional currency of each country in which we operate. We benefit, to a certain degree, from the fact that, in each country in which we have operations, we generally collect revenue in the same currency as the currency in which we incur a majority of our expenses in that country.

Deliver a Consistent and Efficient IT Platform. Our technology strategy has remained focused on (i) delivering a cost-efficient and reliable IT infrastructure to meet the needs of existing clients and to support expansion into the higher margin solutions business, (ii) enhancing our ability to add capacity rapidly with a highly variable cost structure for new business, (iii) developing new products and solutions that can be rapidly scaled and rolled out across geographies, (iv) providing standard operational tools and processes to enable the best experience to our clients’ customers and (v) establishing common platforms that facilitate centralization of core information technology (“IT”) services. We have piloted and are now rolling out new technologies to enable a more agile IT platform in support of new solutions, carve-out business, and a low cost operating model. Specifically, we have consolidated our network operations center and security operations center globally in Brazil, globalized our IT service desk under one management structure, completed successful pilots of a virtual ACD routing solution, and implemented several automated transaction handling solutions.

Disciplined Commercial Execution. We are highly focused on the partner-like relationships we have with our client base and consider it to be a key competitive advantage. As part of doing so, we approach the commercial aspect of our client relationships in a highly disciplined manner in which we strive to ensure wage inflation pass-throughs are contractually captured. As we continue to engage with our clients, we actively ensure these inflation pass-throughs are applied, as contractually obligated. The nature of our services and solutions yield significant efficiency gains for our clients which, combined with the long-term nature of a significant portion of our client relationships, often provides a constructive environment for which to contractually ensure wage inflation pass-throughs.

Best-In-Class Operational Excellence. We are focused on a variety of initiatives to enhance agent productivity. In 2016, we established a new operational command center in Peru, finalizing our global strategy for establishing command centers in each of our regions (command centers were established in 2014 in São Paulo, Brazil, and in 2015 in Mexico City, Mexico, and Madrid, Spain). These centers are pivotal to our strategy of streamlining the efficiency of our operations across our delivery centers and optimizing corporate functionality and management effectiveness through a standardized set of industry-certified processes and capabilities. The centers are continuously upgraded with leading-edge technology to enhance our ability to shift resources across programs and channels as needed, in real-time, based on client requirements. In 2016, we established Azure as our data repository in order to provide our management with immediate analytics and continuous data, enabling it to streamline processes that we expect will offer the optimal customer experience for our clients.

Leading HR Effectiveness. Human resources is one of our largest costs at Atento, and we have focused on recruiting, selecting and training talent because we believe this is key to the successful delivery of our CRM BPO services and solutions. Given our dependency on human resources in all of our operations, we focused on creating efficiencies in our recruiting, selection and training areas in 2016. We have established new recruiting channels and techniques to reduce the number of required resources to fill demands, implemented an automated selection tool which reduces our dependence on a big recruiting team and improves the accuracy of our process, and implemented new simulation- and web-based training solutions in 2016 which have reduced our dependence on instructor-led training and the number of training days required, as well as improved our learning curve post-training and the consistency of our training delivery. The roll out of these initiatives has helped us reduce our monthly turnover in Brazil from 7.1% in 2014 to 6.4% in 2016. As of September 30, 2017, the turnover rate was 5.6%.

Site Footprint Optimization. As we have continually focused on moving from Tier 1 cities to Tier 2 cities in order to optimize our cost to serve, we have also focused on improving our facilities utilization rate (the number of billable hours per day we are billing per seat) as an indicator of the health of our business. Additionally, we seek to optimize lease expenses and reduce employee benefit expenses by focusing on reduced turnover and absenteeism. In Brazil, we have increased the percentage of total workstations located in Tier 2 cities from 53% for the year ended December 31, 2014 to 62% for the year ended December 31, 2016 and from 62.6% for the nine months ended September 30, 2016 to 64.2% for the nine months ended September 30, 2017, due to new sites opened outside São Paulo and Rio de Janeiro.

As demand for new services and solutions grows and complexity continues to increase, we are focusing on a new operating model which will be focused on defined centers of excellence around credit factoring, collections, telecom and finance. As always, we continue to evaluate and adjust our site footprint to create the most competitive combination of quality of service and cost effectiveness.

High Performing Organization

We believe that our people are a key enabler to the success of our business model and a strategic pillar to our competitive advantage. We have created, and constantly reinforce, a culture that we believe is unique in the industry. We have developed processes to identify talent (both internally and externally), created individualized development plans and designed incentive plans that, together with permanent motivation initiatives, foster a work environment that aligns our management’s professional development with client objectives and our goals (including efficiency objectives, financial targets and client and employee satisfaction metrics). We have implemented an operating model that integrates the corporate organization globally, allowing us to capture the benefits of scale and fostering “best practices” sharing. We have developed shared service centers, driving efficiency and pursuing a process-oriented organization. The corporate organization is integrated globally, but strategically segmented into different operating regions to leverage and gain efficiency by working together with the regional teams. We believe that this new organizational structure will foster agility and simplicity while ensuring that corporate leaders are focused on coordinating, communicating and pursuing new solutions and innovation, with full accountability for the results. We also continue to receive industry recognition for the strong culture and workplace environment we promote across our organization. For the fourth consecutive year, we have been recognized as one of the top 25 companies to work for in the world, according to the list of the World’s Best Multinational Workplaces by GPTW, being the only CRM BPO and LatAm-based company.

THE SPONSOR

Bain Capital is a global private investment firm whose affiliates manage several pools of capital, including private equity, venture capital, public equity, high-yield assets and mezzanine capital, with over $75 billion in assets under management. Bain Capital has a team of approximately 400 professionals dedicated to investing and to supporting its portfolio companies. Since its inception in 1984, funds sponsored by Bain Capital have made private equity investments and add-on acquisitions in more than 550 companies in a variety of industries around the world. Headquartered in Boston, Bain Capital has offices in Chicago, New York, Palo Alto, San Francisco, Dublin, London, Luxembourg, Munich, Melbourne, Mumbai, Hong Kong, Shanghai and Tokyo.

THE OFFERING

Ordinary Shares offered by the selling shareholder	12,295,082 Ordinary Shares.

Option to purchase additional Ordinary Shares	The selling shareholder has granted the underwriters an option for a period of 30 days to purchase up to an additional 1,844,262 Ordinary Shares at the price to the public less the underwriting discount set forth on the cover of this prospectus supplement.

Ordinary Shares outstanding as of the date of this prospectus supplement and immediately after completion of this offering	73,909,056 Ordinary Shares.

Use of proceeds	The selling shareholder will receive all of the net proceeds from any sales of its shares. We will not receive any proceeds from the sale of Ordinary Shares by the selling shareholder. We will bear a portion of the expenses of the offering of Ordinary Shares by the selling shareholder, except that the selling shareholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes on the sale of Ordinary Shares by the selling shareholder. See “Use of Proceeds” in this prospectus supplement and “Selling Shareholder” in this prospectus supplement.

Dividends	On September 25, 2017, we announced a new dividend policy pursuant to which our board of directors approved a dividend policy for the Company with a goal of paying annual cash dividends. On October 31, 2017, our board of directors declared a cash dividend with respect to our ordinary shares of $0.3384 per share which will be paid on November 28, 2017 to shareholders of record as of the close of business on November 10, 2017. Investors who purchase ordinary shares in this offering will not receive the dividend payable on November 28, 2017 with respect to the ordinary shares purchased in this offering. Future cash dividends, if any, will be at the discretion of our board of directors and can be changed or discontinued at any time. The declaration and payment of any future dividends (including the amount of the cash dividend, the record date and date of payment) will be subject to approval of Atento’s corporate bodies and will be determined based upon, amongst other things, Atento’s performance, growth opportunities, cash flow, contractual covenants, applicable legal requirements and liquidity factors.

Lock-up	We, our directors, executive officers and the selling shareholder, have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any of our shares or similar securities for 90 days after the date of this prospectus supplement. See “Underwriting.”

NYSE symbol	“ATTO”

Risk Factors	An investment in our Ordinary Shares involves risks. For a discussion of risks relating to the Company, our business and an investment in our Ordinary Shares, see “Risk Factors” and all other information set forth in or incorporated by reference into this prospectus supplement before investing in our Ordinary Shares.

The number of Ordinary Shares to be outstanding immediately after the closing of this offering is based on 73,909,056 shares outstanding as of September 30, 2017.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our summary historical consolidated financial data for the periods and as of the dates indicated. The summary historical consolidated financial data as of December 31, 2014, December 31, 2015 and December 31, 2016 and for the years ended December 31, 2014, 2015 and 2016 are derived from our audited consolidated financial statements, incorporated by reference herein. The summary historical consolidated financial data as of September 30, 2017 and for the nine months ended September 30, 2016 and 2017 are derived from our unaudited interim consolidated financial statements, incorporated by reference herein. Operating results for the nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2017.

The historical consolidated financial data and other statistical data presented below should be read in conjunction with our consolidated financial statements and the related notes thereto and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Annual Report and our Report for the month of September 2017 on Form 6-K, each of which is incorporated by reference herein. Our consolidated financial information may not be indicative of our future performance.

Summary historical consolidated income statement data:

	For the year ended December 31,			For the nine months ended September 30,
($ in thousands)	2014(*)	2015(*)	2016	2016	2017
	(audited)	(audited)	(audited)	(unaudited)	(unaudited)
Revenue	2,278,244	1,949,883	1,757,498	1,315,493	1,442,994
Other operating income	5,053	4,325	5,880	3,361	13,861
Other gains and own work capitalized(1)	35,092	—	41,748	28	66
Operating expenses:
Supplies	(103,496)	(77,604)	(65,598)	(46,988)	(55,070)
Employee benefit expenses	(1,621,812)	(1,410,526)	(1,309,901)	(980,418)	(1,069,985)
Depreciation	(57,793)	(50,077)	(46,448)	(34,435)	(37,290)
Amortization	(60,529)	(51,430)	(50,916)	(37,510)	(41,082)
Changes in trade provisions	1,589	(1,319)	(1,902)	(446)	(13)
Other operating expenses	(357,000)	(241,478)	(214,015)	(158,285)	(181,096)
Impairment charges	(31,792)	—	—	—	—

Operating profit	87,556	121,774	116,346	60,800	72,385

Finance income	17,326	15,459	7,188	4,428	6,027
Finance costs(1)	(122,032)	(75,469)	(59,151)	(59,764)	(68,005)
Changes in fair value of financial instruments(**)	27,272	17,535	675	561	(2,642)
Net foreign exchange loss(1)	(33,382)	(3,919)	(56,494)	(15,231)	(4,155)

Net finance expense	(110,816)	(46,394)	(107,782)	(70,006)	(68,775)

(Loss)/profit before tax	(23,260)	75,380	8,564	(9,206)	3,610

Income tax expense	(18,401)	(23,150)	(5,207)	(4,149)	(8,259)
(Loss)/profit from continuing operations	(41,661)	52,230	3,357	(13,355)	(4,649)

Loss from discontinued operations	(491)	(3,082)	(3,206)	(3,206)	—

(Loss)/profit for the period	(42,152)	49,148	151	(16,561)	(4,649)

Owners of the parent	(42,152)	49,148	65	(16,649)	(6,906)
Non-controlling interest	—	—	86	88	2,257

(Loss)/profit for the period	(42,152)	49,148	151	(16,561)	(4,649)

(*)	Restated, excluding discontinued operations—Morocco.
(**)	The gain or loss of the fair value of derivatives was recorded in the Income Statements within Finance income ($40.9 million for the year ended December 31, 2014) and Finance costs ($13.6 million for the year ended December 31, 2014), instead of Changes in fair value of financial instruments.
(1)	Contains the impacts of the termination of Contingent Value Instruments, or CVI. The reversal of the principal amount of $41.7 million was recognized in “Other gains,” the interest reversal of $19.9 million was recognized in “Finance costs” and the loss of $35.4 million on the conversion of Argentine pesos to U.S. dollars was recognized in “Net foreign exchange loss.”

Summary historical consolidated statement of financial position data:

	As of December 31,			As of September 30,
($ in thousands)	2014	2015	2016	2017
	(audited)	(audited)	(audited)	(unaudited)
Non-current assets	942,140	768,704	802,944	784,793
Current assets	715,761	609,712	574,674	633,027

Total assets	1,657,901	1,378,416	1,377,618	1,417,820

Total Equity	464,866	397,791	430,203	412,289
Non-current liabilities	818,205	664,046	598,808	605,803
Current liabilities	374,830	316,579	348,607	399,728

Total equity and liabilities	1,657,901	1,378,416	1,377,618	1,417,820

Key operating data:

	As of December 31,			As of September 30,
	2014	2015	2016	2016	2017
Service delivery centers(1)	93	102	95	96	99
Workstations	86,071	91,567	89,082	88,908	91,750
Average number of employees	154,176	163,974	151,601	148,141	151,622

(1)	Includes service delivery centers at facilities operated by us and those owned by our clients where we provide operations personnel and workstations.

Other historical consolidated financial data:

	As of and for the year ended December 31,		Change (%)	Change excluding FX (%)	As of and for the year ended December 31,	Change (%)	Change excluding FX (%)	As of and for the nine months ended September 30,		Change (%)	Change Excluding FX (%)
($ in millions)	2014(*)	2015(*)			2016			2016	2017
	(audited)				(audited)			(unaudited)
Revenue	2,278.2	1,949.9	(14.4)	9.3	1,757.5	(9.9)	(1.4)	1,315.5	1,443.0	9.7	4.8
Profit/(loss) from continuing operations	(41.6)	52.2	N.M.	N.M.	3.4	(93.5)	(92.8)	(13.4)	(4.7)	(64.9)	(66.9)
Loss from discontinued operations	(0.5)	(3.1)	N.M.	N.M.	(3.2)	3.2	6.7	(3.2)	—	(100.0)	(100.0)
Profit/(loss) for the period	(42.1)	49.1	N.M.	N.M.	0.2	(99.6)	(99.6)	(16.6)	(4.7)	(71.7)	(73.3)
EBITDA(1)	205.9	223.3	8.5	41.4	213.7	(4.3)	5.4	132.7	150.8	13.6	8.3
Adjusted EBITDA(1)	305.3	249.7	(18.2)	6.8	221.9	(11.1)	(3.6)	163.3	165.8	1.5	(3.4)
Adjusted Earnings(2)	89.2	77.9	(12.7)	66.0	48.2	(38.1)	(29.8)	33.2	41.4	24.7	20.3
Adjusted Basic Earnings per share (in U.S. dollars)(3)	1.21	1.06	(12.4)	66.1	0.65	(38.7)	(30.1)	0.45	0.56	24.4	19.1
Adjusted Earnings attributable to Owners of the parent(2)	89.2	77.9	(12.7)	66.0	48.2	(38.1)	(29.8)	33.1	39.1	18.1	13.7
Adjusted Basic Earnings per share attributable to Owners of the parent (in U.S. dollars)(3)	1.21	1.06	(12.4)	66.1	0.65	(38.7)	(30.1)	0.45	0.53	17.8	12.8
Capital Expenditure(4)	(120.1)	(121.2)	0.9	34.9	(48.2)	(60.2)	(2.2)	(24.4)	(35.7)	46.3	36.8
Total Debt	653.3	575.6	(11.9)	6.2	534.9	(7.1)	(14.1)	613.9	505.7	(17.6)	(18.8)
Cash and cash equivalents and short-term financial investments	238.3	184.0	(22.8)	(5.4)	194.0	5.4	2.2	177.9	162.8	(8.5)	(11.4)
Net Debt with third parties(5)	415.0	391.6	(5.6)	12.8	340.9	(12.9)	(21.3)	436.0	342.9	(21.4)	(21.8)

(*)	Restated, excluding discontinued operations—Morocco.

N.M. Not meaningful

(1)	In considering the financial performance of the business, our management analyzes the financial performance measures of EBITDA and Adjusted EBITDA at a company and operating segment level, to facilitate decision-making. EBITDA is defined as profit/(loss) for the period from continuing operations before net finance expense, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude acquisition and integration related costs, restructuring costs, sponsor management fees, site relocation costs, financing and IPO fees, asset impairments, and other items not related to our core results of operations. EBITDA and Adjusted EBITDA are not measures defined by IFRS. The most directly comparable IFRS measure to EBITDA and Adjusted EBITDA is profit/(loss) for the year/period from continuing operations.

We believe EBITDA and Adjusted EBITDA are useful metrics for investors to understand our results of continuing operations and profitability because they permit investors to evaluate our recurring profitability from underlying operating activities. We also use these measures internally to establish forecasts, budgets and operational goals to manage and monitor our business, as well as to evaluate our underlying historical performance. We believe EBITDA facilitates comparisons of operating performance between periods and among other companies in industries similar to ours because it removes the effect of variances in capital structures, taxation, and non-cash depreciation and amortization charges, which may differ between companies for reasons unrelated to operating performance. We believe Adjusted EBITDA better reflects our underlying operating performance because it excludes the impact of items which are not related to our core results of continuing operations.

EBITDA and Adjusted EBITDA measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present EBITDA-related performance measures when reporting their results.

EBITDA and Adjusted EBITDA have limitations as analytical tools. These measures are not presentations made in accordance with IFRS, are not measures of financial condition or liquidity and should not be considered in isolation or as alternatives to profit or loss for the period from continuing operations or other measures determined in accordance with IFRS. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies. These non-GAAP measures should be considered supplemental in nature and should not be construed as being more important than comparable GAAP measures.

See below under the heading “Reconciliation of EBITDA and Adjusted EBITDA to profit/(loss)” for a reconciliation of profit/(loss) for the period from continuing operations to EBITDA and Adjusted EBITDA.

(2)	In considering the Company’s financial performance, our management analyzes the performance measure of Adjusted Earnings. Adjusted Earnings is defined as profit/(loss) for the year/period from continuing operations adjusted for certain acquisition and integration related costs, amortization of acquisition related intangible assets, restructuring costs, sponsor management fees, site relocation costs, financing and IPO fees, asset impairments, PECs (Preferred Equity Certification) interest expense, other items not related to our core results of operations, net foreign exchange impacts and their tax effects. Adjusted Earnings is not a measure defined by IFRS. The most directly comparable IFRS measure to Adjusted Earnings is profit/(loss) for the year/period from continuing operations.

We believe Adjusted Earnings is a useful metric for investors and is used by our management for measuring profitability because it represents a group measure of performance which excludes the impact of certain non-cash charges and other charges not associated with the underlying operating performance of the business, while including the effect of items that we believe affect shareholder value and in-year returns, such as income tax expense and net finance costs.

Our management uses Adjusted Earnings to (i) provide senior management with monthly reports of our operating results; (ii) prepare strategic plans and annual budgets; and (iii) review senior management’s annual compensation, in part, using adjusted performance measures.

Adjusted Earnings is defined to exclude items that are not related to our core results of operations. Adjusted Earnings measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to us, many of which present an Adjusted Earnings related performance measure when reporting their results.

Adjusted Earnings has limitations as an analytical tool. Adjusted Earnings is neither a presentation made in accordance with IFRS nor a measure of financial condition or liquidity, and should not be considered in isolation or as an alternative to profit or loss for the period from continuing operations or other measures determined in accordance with IFRS. Adjusted Earnings is not necessarily comparable to similarly titled measures used by other companies. These non-GAAP measures should be considered supplemental in nature and should not be construed as being more important than comparable GAAP measures.

See below under the heading “Reconciliation of Adjusted Earnings to profit/(loss)” for a reconciliation of Adjusted Earnings to our profit/(loss) for the period from continuing operations.

(3)	Adjusted Basic Earnings per share is calculated based on weighted average number of ordinary shares outstanding of 73,909,056 as of September 30, 2017, 73,786,225 as of September 30, 2016, 73,816,933 as of December 31, 2016, 73,648,760 as of December 31, 2015 and 73,619,511 as of December 31, 2014.
(4)	We define capital expenditure as the sum of the additions to property, plant and equipment and the additions to intangible assets during the period.
(5)	In considering our financial condition, our management analyzes net debt with third parties, which is defined as total debt less cash, cash equivalents (net of any outstanding bank overdrafts) and short-term financial investments.

Net debt with third parties has limitations as an analytical tool. Net debt with third parties is neither a measure defined by or presented in accordance with IFRS nor a measure of financial performance, and should not be considered in isolation or as an alternative financial measure determined in accordance with IFRS. Net debt with third parties is not necessarily comparable to similarly titled measures used by other companies. These non-GAAP measures should be considered supplemental in nature and should not be construed as being more important than comparable GAAP measures.

Reconciliation of EBITDA and Adjusted EBITDA to profit/(loss):

	For the year ended December 31,			For the nine months ended September 30,
($ in millions)	2014(*)	2015(*)	2016	2016	2017
	(unaudited)
Profit/(loss) from continuing operations	(41.6)	52.2	3.4	(13.4)	(4.7)
Net finance expense(**)	110.8	46.4	107.8	70.1	68.8
Income tax expense	18.4	23.2	5.2	4.1	8.3
Depreciation and amortization	118.3	101.5	97.3	71.9	78.4
EBITDA (non-GAAP) (unaudited)	205.9	223.3	213.7	132.7	150.8
Acquisition and integration related costs(a)	9.9	0.1	—	—	—
Restructuring costs(b)	26.7	15.8	33.7	19.1	10.2
Sponsor management fees(c)	7.3	—	—	—	—
Site relocation costs(d)	1.7	3.4	9.3	6.5	—
Financing and IPO fees(e)	51.9	0.3	—	—	—
Contingent Value Instrument(f)	—	—	(41.7)	—	—
Asset impairments and Other(g)	1.9	6.8	6.9	5.0	4.8
Total non-recurring items(***)	99.4	26.4	8.2	30.6	15.0

Adjusted EBITDA (non-GAAP) (unaudited)	305.3	249.7	221.9	163.3	165.8

(*)	Restated, excluding discontinued operations—Morocco.
(**)	Net finance expense includes interest income, interest expense, changes in fair value of financial instruments and net foreign exchange losses.
(***)	We define non-recurring items as items that are limited in number, clearly identifiable, unusual, are unlikely to be repeated in the near future in the ordinary course of business and that have a material impact on the consolidated results of operations. Non-recurring items can be summarized as demonstrated below:
(a)	Acquisition and integration related costs incurred in 2014 are costs associated with the acquisition and post-acquisition process in connection with the full strategy review. These projects were substantially completed by the end of 2014. For the year ended December 31, 2014, acquisition and integration related costs primarily resulted from consulting fees incurred in connection with the full strategy review including our growth plan and operational setup with a leading consulting firm ($4.0 million), improving procurement efficiency ($2.3 million) and IT transformation projects ($2.5 million). Acquisition and integration related costs incurred for the year ended December 31, 2015 primarily related to finalization of the SAP IT transformation project during the three months ended March 31, 2015.
(b)

Restructuring costs incurred in 2014 and 2015 primarily included a number of restructuring activities and other personnel costs that were not related to our core result of operations. Restructuring costs incurred for the year ended December 31, 2014 are primarily related to headcount restructuring activities in Spain. In addition, we incurred restructuring costs not related to our core results of operations in Argentina and Peru of $4.8 million, $2.5 million in Chile of restructuring expenses incurred in connection with the implementation of a new service delivery model with Telefónica, and certain changes to the executive team, and an additional $0.7 million related to the relocation of corporate headquarters. Restructuring costs incurred in the year ended December 31, 2015, primarily related to optimization of labor force to current or expected adjustments in activity levels, mainly in EMEA and Brazil. Restructuring costs incurred in the year ended December 31, 2016, primarily related to: (i) the optimization of labor relative to current or expected adjustments in activity levels, mainly in EMEA, Brazil and Argentina due to economic crises, and (ii) adjustments in the fixed costs structure to adapt the structure to the new macroeconomic adverse environment. Restructuring costs for the nine months ended September 30, 2016 and 2017 are compounded of two main concepts: i) investments to lower our variable cost structure, which is mostly labor and ii) investments to drive a more sustainable lower-cost and competitive operating model. Both were direct response to the exceptional and severe adverse macroeconomic conditions in key markets such as Spain, Argentina and Brazil, which drove significant declines in volume.
(c)	Sponsor management fees represent the annual advisory fee paid to Bain Capital that was expensed in part during 2014. The advisory agreement was terminated in connection with the initial public offering.
(d)	Site relocation costs incurred for the year ended December 31, 2014, 2015 and 2016 include costs associated with our strategic initiative to relocate call centers from Tier 1 cities to Tier 2 cities in Brazil to achieve efficiencies through lower rental costs, attrition and absenteeism. Site relocation costs incurred for the year ended December 31, 2015 related to site closures in Brazil in connection with the site relocation program from Tier 2 to Tier 3 cities. Site relocation costs incurred for the year ended December 31, 2016, related to Brazil’s corporate office migration, that was concluded in the second quarter of 2017. Site relocation costs incurred for nine months ended September 30, 2016 are related to the investments in Brazil, to relocate and consolidate our sites from higher to lower costs locations. This program started in 2014 when 53 percent of our sites were in Tier 2 cities. We have not invested in this program for the nine months ended September 30, 2017 as we consider it have been substantially completed in 2016.
(e)	Financing and IPO fees for the year ended December 31, 2014 primarily relate to non-core professional fees incurred during the IPO process including advisory, auditing and legal expenses. Financing and IPO fees for the year ended December 31, 2015 relate to remaining costs incurred during the three months ended March 31, 2015 in connection with the IPO process. The amounts of financing in the year ended December 31, 2014 and 2015 were $0.4 million and $0.3 million, respectively. In the year ended December 31, 2014 we have $51.5 million of IPO fees.
(f)	On November 8, 2016, the CVI nominal value of ARS666.8 million, or $135.6 million, was terminated. As a result, during the fourth quarter we recognized a gain of $41.7 million in “Other gains” representing the principle amount of the CVI.
(g)	Asset impairments and other costs incurred for the year ended December 31, 2014 mainly relate to the goodwill and other intangible asset impairment relating to our operation in Czech Republic (divested in December 2014) of $3.7 million and Spain of $28.8 million, offset by the amendment of the MSA with Telefónica, by which the minimum revenue commitment for Spain was reduced against a $34.5 million penalty fee paid by Telefónica. Asset impairments and other costs for the year ended December 31, 2015 mainly refer to consulting and other costs in connection with efficiencies and costs reduction projects implemented in Brazil and EMEA. Asset impairments and other costs for the year ended December 31, 2016 mainly related to other costs with the sale of our operations in Morocco on September 30, 2016. Specifically, the accrual of reserve in an amount of $3.1 million as guarantee to the buyer, for potential indemnity related to eventual liability assessed from the period before the sale. Other non-recurring items for the nine months ended September 30, 2016 refer mainly to other costs with the sale of Morocco operation related to the accrual of the reserve in amount of $3.1 million as guarantee to the buyer for potential indemnity related to eventual liability assessed from the period before the sale. For 2017 non-recurring items relates mostly to the recognition of the costs incurred or expected to be incurred to recover the operations in Mexico and Puerto Rico affected by recent natural disasters. These estimated costs of $3.2 million are related to third quarter of 2017 and includes costs that were incurred but could not be charged to customers (mainly salaries and benefits) and other extraordinary costs related to the natural disasters.

Reconciliation of Adjusted Earnings to profit/(loss):

	For the year ended December 31,			For the nine months ended September 30,
($ in millions, except per share data)	2014(*)	2015(*)	2016	2016	2017
	(unaudited)
Profit/(loss) from continuing operations	(41.6)	52.2	3.4	(13.4)	(4.7)
Acquisition and integration related costs(a)(**)	9.9	0.1	—	—	—
Amortization of acquisition related intangible assets(b)	36.6	27.5	24.2	17.9	16.8
Restructuring costs(c)(**)	26.7	15.8	33.7	19.1	10.2
Sponsor management fees(d)(**)	7.3	—	—	—	—
Site relocation costs(e)(**)	1.7	3.4	9.3	6.5	—
Financing and IPO fees(f)(**)	51.9	0.3	—	—	—
PECs interest expense(g)	25.4	—	—	—	—
Asset impairments and Other(h)	1.9	6.8	6.9	5.0	4.8
DTA adjustment in Spain(i)	9.8	1.5	—	—	—
Net foreign exchange gain on financial instruments(j)	(27.3)	(17.5)	(0.7)	(0.6)	2.6
Net foreign exchange impacts(k)	33.3	4.0	21.1	15.3	4.2
Contingent Value Instrument(l)	—	—	(26.2)	—	—
Financial non-recurring(m)	—	—	—	—	17.7
Depreciation non-recurring(n)	—	—	—	—	2.8
Tax effect(o)	(46.4)	(16.2)	(23.5)	(16.6)	(13.0)
Total of add-backs	130.8	25.7	44.8	46.6	46.1
Adjusted Earnings (non-GAAP) (unaudited)	89.2	77.9	48.2	33.2	41.4
Adjusted basic Earnings per share (in U.S. dollars)(***) (unaudited)	1.21	1.06	0.65	0.45	0.56
Adjusted Earnings attributable to Owners of the parent (non-GAAP) (unaudited)	89.2	77.9	48.2	33.1	39.1
Adjusted basic Earnings per share attributable to Owners of the parent (in U.S. dollars)(**) (unaudited)	1.21	1.06	0.65	0.45	0.53

(*)	Restated, excluding discontinued operations—Morocco.
(**)	We define non-recurring items as items that are limited in number, clearly identifiable, unusual, are unlikely to be repeated in the near future in the ordinary course of business and that have a material impact on the consolidated results of operations. Non-recurring items can be summarized as demonstrated below:
(a)	Acquisition and integration related costs incurred in 2014 are costs associated with the acquisition and post-acquisition process in connection with the full strategy review. These projects were substantially completed by the end of 2014. For the year ended December 31, 2014, acquisition and integration related costs primarily resulted from consulting fees incurred in connection with the full strategy review including our growth plan and operational setup with a leading consulting firm ($4.0 million), improving procurement efficiency ($2.3 million) and IT transformation projects ($2.5 million). Acquisition and integration related costs incurred for the year ended December 31, 2015 primarily related to the finalization of the SAP IT transformation project during the three months ended March 31, 2015.
(b)	Amortization of acquisition related intangible assets represents the amortization expense of customer base, recorded as intangible assets. This customer base represents the fair value (within the business combination involving the acquisition of control of the Atento Group) of the intangible assets arising from service agreements (tacit or explicitly formulated in contracts) with Telefónica Group and with other customers.
(c)

Restructuring costs incurred in 2014 and 2015 primarily included a number of restructuring activities and other personnel costs that were not related to our core result of operations. Restructuring costs incurred for the year ended December 31, 2014 are primarily related to headcount restructuring activities in Spain. In addition, we incurred restructuring costs not related to our core results of operations in Argentina and Peru of $4.8 million, $2.5 million in Chile of restructuring expenses incurred in connection with the implementation of a new service delivery model with Telefónica, and certain changes to the executive team, and an additional $0.7 million related to the relocation of corporate headquarters. Restructuring costs incurred in the year ended December 31, 2015, primarily related to optimization of labor force to current or expected adjustments in activity levels, mainly in EMEA and Brazil. Restructuring costs incurred in the year ended December 31, 2016 primarily related to: (i) the optimization of labor relative to current or expected adjustments in activity levels, mainly in EMEA, Brazil and Argentina due to economic crises, and (ii) adjustments in the fixed costs structure to adapt the structure to the new macroeconomic adverse environment. Restructuring costs for the nine months ended September 30, 2016 and 2017 are compounded of two main concepts: i) investments to lower our variable cost structure, which is mostly labor and ii) investments to drive a more sustainable lower-cost and competitive operating model. Both were direct response to the exceptional and severe adverse macroeconomic conditions in key markets such as Spain, Argentina and Brazil, which drove significant declines in volume.
(d)	Sponsor management fees represent the annual advisory fee paid to Bain Capital that was expensed in part during 2014. The advisory agreement was terminated in connection with the initial public offering.
(e)	Site relocation costs incurred for the year ended December 31, 2014, 2015 and 2016 include costs associated with our strategic initiative to relocate call centers from Tier 1 cities to Tier 2 cities in Brazil to achieve efficiencies through lower rental costs, attrition and absenteeism. Site relocation costs incurred for the year ended December 31, 2015 related to site closures in Brazil in connection with the site relocation program from Tier 2 to Tier 3 cities. Site relocation costs incurred for the year ended December 31, 2016, related to Brazil’s corporate office migration that was concluded in the second quarter of 2017. Site relocation costs incurred for the nine months ended September 30, 2016 are related to the investments in Brazil, to relocate and consolidate our sites from higher to lower costs locations. This program started in 2014 when 53 percent of our sites were in Tier 2 cities. We have not invested in this program for the nine months ended September 30, 2017 as we consider it to have been substantially completed in 2016.
(f)	Financing and IPO fees for the year ended December 31, 2014 primarily relate to non-core professional fees incurred during the IPO process including advisory, auditing and legal expenses. Financing and IPO fees for the year ended December 31, 2015 relate to remaining costs incurred during the three months ended March 31, 2015 in connection with the IPO process. The amounts of financing in the year ended December 31, 2014 and 2015 were $0.4 million and $0.3 million, respectively. In the year ended December 31, 2014 we have $51.5 million of IPO fees.
(g)	PECs Interest expense represents accrued interest on the preferred equity certificates that were capitalized in connection with the IPO.
(h)	Asset impairments and other costs incurred for the year ended December 31, 2014 mainly relate to the goodwill and other intangible asset impairment relating to our operation in Czech Republic (divested in December 2014) of $3.7 million and Spain of $28.8 million, offset by the amendment of the MSA with Telefónica, by which the minimum revenue commitment for Spain was reduced against a $34.5 million penalty fee paid by Telefónica. Asset impairments and other costs for the year ended December 31, 2015 mainly refer to consulting and other costs in connection with efficiencies and costs reduction projects implemented in Brazil and EMEA. Asset impairments and other costs for the year ended December 31, 2016 mainly related to other costs with the sale of our operations in Morocco on September 30, 2016. Specifically, the accrual of reserve in an amount of $3.1 million as guarantee to the buyer, for potential indemnity related to eventual liability assessed from the period before the sale. Other non-recurring items for the nine months ended September 30, 2016 refer mainly to other costs with the sale of Morocco operation related to the accrual of the reserve in amount of $3.1 million as guarantee to the buyer for potential indemnity related to eventual liability assessed from the period before the sale. For 2017 non-recurring items relates mostly to the recognition of the costs incurred or expected to be incurred to recover the operations in Mexico and Puerto Rico affected by recent natural disasters. These estimated costs of $3.2 million are related to third quarter of 2017 and includes costs that were incurred but could not be charged to customers (mainly salaries and benefits) and other extraordinary costs related to the natural disasters.

(i)	Deferred tax asset adjustment as a consequence of the tax rate reduction in Spain from 30% to 28% in 2015 and to 25% in 2016.
(j)	Since April 1, 2015, the Company designated the foreign currency risk on certain of its subsidiaries as net investment hedges using financial instruments as the hedging items. As a consequence, any gain or loss on the hedging instrument, related to the effective portion of the hedge is recognized in other comprehensive income (equity) as from that date. The gains or losses related to the ineffective portion are recognized in the income statements. For comparability, these adjustments are added back to calculate Adjusted Earnings. In 2015, cumulative net foreign exchange gain of such instruments was reversed from equity to profit/(loss).
(k)	Since 2015, management analyzes the Company financial condition performance excluding net foreign exchange impacts, which eliminates the volatility of foreign exchange variances from our operational results.
(l)	On November 8, 2016, the CVI nominal value of ARS666.8 million, or $135.6 million, was terminated. As a result, during the fourth quarter we recognized a gain of $41.7 million in “Other gains” representing the principle amount of the CVI.
(m)	Financial non-recurring relates to the costs incurred in the debt refinance process occurred in August 2017, which includes: (i) 2020 Senior Secured Notes call premium of $11.1 million and amortization of issuance costs of $4.9 million; (ii) Brazilian debentures due 2019 penalty fee of $0.7 million and remaining balance of the issuance cost of $1.0 million.
(n)	Non-recurring depreciation relates to the provision for accelerated depreciation of fixed assets in Puerto Rico and Mexico, due to the recent natural disasters.
(o)	The tax effect represents the impact of the taxable adjustments based on tax nominal rate by country.
(***)	Adjusted Earnings per share was calculated based on weighted average number of ordinary shares outstanding of 73,909,056 as of September 30, 2017, 73,786,225 as of September 30, 2016, 73,816,933 as of December 31, 2016, 73,648,760 as of December 31, 2015 and 73,619,511 as of December 31, 2014.

Reconciliation of total debt to net debt with third parties:

	As of and for the year ended December 31,			As of September, (Except Adjusted EBITDA LTM)
($ in millions, except Net Debt/Adj. EBITDA LTM)	2014(*)	2015(*)	2016	2017
	(audited)			(unaudited)
Debt:
Senior Secured Notes	300.3	301.7	303.3	393.8
Brazilian Debentures	245.9	168.1	156.6	22.5
Contingent Value Instrument(1)	36.4	26.3	—	—
Finance Lease Payables	9.0	4.7	3.6	9.8
Other Borrowings	61.7	74.8	71.4	79.6

Total Debt	653.3	575.6	534.9	505.7

Cash and cash equivalents	(211.4)	(184.0)	(194.0)	(162.8)
Short-term financial investments	(26.9)	—	—	—

Net Debt with third parties(2) (unaudited)	415.0	391.6	340.9	342.9

Adjusted EBITDA LTM(3) (non-GAAP) (unaudited)	305.3	249.7	221.9	224.4
Net Debt/Adjusted EBITDA LTM (non-GAAP) (unaudited)	1.4x	1.6x	1.5x	1.5x

(*)	For the years ended December 31, 2014 and 2015, restated, excluding discontinued operations—Morocco.
(1)	The CVI was terminated on November 8, 2016.

(2)	In considering our financial condition, our management analyzes Net debt with third parties, which is defined as total debt less cash, cash equivalents and short-term financial investments. Net debt with third parties is not a measure defined by IFRS and it has limitations as an analytical tool. Net debt with third parties is neither a measure defined by or presented in accordance with IFRS nor a measure of financial performance, and should not be considered in isolation or as an alternative financial measure determined in accordance with IFRS. Net debt is not necessarily comparable to similarly titled measures used by other companies.
(3)	Adjusted EBITDA LTM (Last Twelve Months) is defined as EBITDA adjusted to exclude acquisition and integration related costs, restructuring costs, sponsor management fees, site relocation costs, financing and IPO fees, asset impairments and other items not related to our core results of operations.

Summary historical consolidated statement of cash flow data:

	For the year ended December 31,			For the nine months ended September 30,
($ in thousands)	2014	2015	2016	2016	2017
	(audited)			(unaudited)
Net cash flow from operating activities	135,295	36,978	141,946	58,149	71,217
Net cash flow used in investing activities	(149,838)	(67,195)	(75,076)	(61,897)	(64,428)
Net cash flow provided by/(used in) financing activities	38,836	36,638	(62,695)	(12,693)	(48,065)
Net increase/(decrease) in cash and cash equivalents	24,293	6,421	4,175	(16,441)	(41,276)
Foreign exchange differences	(26,344)	(33,841)	5,840	10,289	10,081
Cash and cash equivalents at beginning of the period	213,491	211,440	184,020	184,020	194,035
Cash and cash equivalents at end of the period	211,440	184,020	194,035	177,868	162,840

RISK FACTORS

Investing in our Ordinary Shares involves a number of risks. Before you purchase our Ordinary Shares, you should carefully consider the risks described below and the other information contained in or incorporated by reference into this prospectus supplement, including our consolidated financial statements and accompanying notes. You should carefully consider the risks and uncertainties described in the section entitled “Risk Factors” in our Annual Report and in our Report on Form 6-K for the month of March, 2017 filed with the SEC, both incorporated herein by reference and as supplemented and modified by the below. If any of those or the following risks actually occurs, our business, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our Ordinary Shares could decline, and you could lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Ordinary Shares

The market price and trading volume of our Ordinary Shares may be volatile, including as a result of sales of Ordinary Shares by our existing shareholders or other factors beyond our control, which could result in rapid and substantial losses for our shareholders.

The market price of our Ordinary Shares may be highly volatile and could be subject to wide fluctuations. Since January 1, 2016, the price of our Ordinary Shares, as reported by the NYSE, ranged from a low of $6.90 on December 16, 2016 to a high of $12.60 on November 2, 2017. In addition, the trading volume in our Ordinary Shares may fluctuate and cause significant price variations to occur. If the market price of our Ordinary Shares declines significantly, you may be unable to sell your Ordinary Shares at or above your purchase price, if at all. The market price of our Ordinary Shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Ordinary Shares or result in fluctuations in the price or trading volume of our Ordinary Shares include: sales of Ordinary Shares by our existing shareholders in open market sales; variations in our quarterly operating results; failure to meet our earnings estimates; publication of research reports about us or the travel industry or the failure of securities analysts to cover our Ordinary Shares; additions or departures of our executive officers and other key management personnel; adverse market reaction to any indebtedness we may incur or securities we may issue in the future; actions by shareholders; changes in market valuations of similar companies; speculation in the press or investment community; changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; adverse publicity about the travel industry generally or individual scandals, specifically; and other factors that are beyond our control such as general market and economic conditions.

As a foreign private issuer, we are permitted to, and we do, rely on exemptions from certain corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our Ordinary Shares.

The New York Stock Exchange listing rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, while we intend to comply with these requirements within the permitted phase-in periods, we are permitted to follow home country practice in lieu of the above requirements. Luxembourg law, the law of our home country, does not require that a majority of our board consist of independent directors or the implementation of a nominating and corporate governance committee, and our board may thus in the future not include, or include fewer, independent directors than would be required if we were subject to the New York Stock Exchange listing rules, or they may decide that it is in our interest not to have a compensation committee or nominating and corporate governance committee, or have such committees governed by practices that would not comply with New York Stock Exchange listing rules. Since a majority of our board of directors may not consist of independent directors if we decide to rely on the foreign private issuer exemption to the New York Stock Exchange listing rules, our board’s approach may, therefore, be different from that of a board with a majority of independent directors, and as a result, the management oversight of our Company could, in the future, be more limited than if we were subject to the New York Stock Exchange listing rules.

Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies that are not foreign private issuers whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. As a result, our shareholders may not have access to information they deem important, which may result in our shares being less attractive to investors.

We are a Luxembourg public limited liability company (société anonyme) and it may be difficult for you to obtain or enforce judgments against us or our executive officers and directors in the United States.

We are organized as a public limited liability company (société anonyme) under the laws of the Grand Duchy of Luxembourg. Most of our assets are located outside the United States. Furthermore, some of our directors and officers reside outside the United States and most of their assets are located outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon us or these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

Luxembourg law, furthermore, does not recognize a shareholder’s right to bring a derivative action (action minoritaire) on behalf of the Company against the management of the Company except where such shareholder or a group of shareholders holds shares representing at least ten percent (10%) of the Company’s share capital at the annual general meeting of shareholders of the Company resolving upon the discharge to be granted to the directors.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. The enforceability in Luxembourg courts of judgments entered by U.S. courts will depend upon the conditions set forth in the Luxembourg procedural code, which may include the following:

•	the judgment of the U.S. court is enforceable (exécutoire) in the United States;

•	the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•	the U.S. court has applied to the dispute the substantive law designated by the Luxembourg conflict of law rules (although one first instance decision rendered in Luxembourg—which had not been appealed—no longer applies this condition);

•	the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, there was no violation of the rights of the defendant;

•	the U.S. court has acted in accordance with its own procedural rules; and

•	the judgment of the U.S. court does not contravene Luxembourg international public policy.

Our directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him/her in connection with any losses or liabilities, claim, action, suit or proceeding in which he/she is involved by virtue of his/her being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof, subject to limited exceptions. To the extent allowed by law, the rights and obligations among us and any of our current or former directors and officers will be governed exclusively by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of their capacities as directors or officers. Although there is doubt as to whether U.S. courts would enforce such a provision in an action brought in the United States under U.S. securities laws, such provision could make enforcing judgments obtained outside Luxembourg more difficult to enforce against our assets in Luxembourg or in jurisdictions that would apply Luxembourg law.

Our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation.

Our corporate affairs are governed by our articles of association and by the laws governing public limited liability companies organized under the laws of the Grand Duchy of Luxembourg. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. Luxembourg law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors and officers or our principal shareholders than they would as shareholders of a corporation incorporated in the United States.

Luxembourg insolvency laws may offer our shareholders less protection than they would have under U.S. insolvency laws.

As a company organized under the laws of the Grand Duchy of Luxembourg and with our registered office in Luxembourg, we are subject to Luxembourg insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Council Regulation (EC) No. 2015/848 of May 20, 2015 (Recast) on insolvency proceedings. Should courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Luxembourg or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.

Control by Bain Capital could adversely affect our other shareholders.

Bain Capital has a continuing ability to control our board of directors and to exercise significant influence over our affairs, including controlling the election of directors and significant corporate transactions, such as a merger or other sale of our business or our assets.

In addition, because we are a foreign private issuer, we will not be subject to the independence requirements of the New York Stock Exchange that require that our board of directors be comprised of a majority of independent directors, that we have a compensation committee comprised solely of independent directors and that we have a nominating and governance committee comprised solely of independent directors.

This concentrated control by Bain Capital will limit the ability of other shareholders to influence corporate matters and, as a result, we may take actions that our other shareholders do not view as beneficial. For example, this concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our ordinary shares to decline or prevent our shareholders from realizing a premium over the market price for their ordinary shares.

Future equity issuances may dilute the holdings of ordinary shareholders and could materially affect the market price of our ordinary shares.

We may in the future decide to offer additional equity to raise capital or for other purposes. Any such additional offering could reduce the proportionate ownership and voting interests of holders of our ordinary shares, as well as our earnings per ordinary share and net asset value per ordinary share. Future sales of substantial amounts of our ordinary shares in the public market, whether by us or by our existing shareholders, or the perception that sales could occur, may adversely affect the market price of our shares, which could decline significantly.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Ordinary Shares by the selling shareholder. All of the Ordinary Shares offered by the selling shareholder pursuant to this prospectus supplement will be sold by the selling shareholder for its own account. We may, however, bear a portion of the expenses of the offering of Ordinary Shares by the selling shareholder, except that the selling shareholder will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

MARKET PRICE OF OUR ORDINARY SHARES

Our Ordinary Shares began trading on the NYSE under the symbol “ATTO” on October 2, 2014. The table below sets forth, for the periods indicated, the high and low sales prices per ordinary share as reported by the NYSE.

2017	High	Low
First Quarter (ending March 31, 2017)	$9.90	$7.65
Second Quarter (ending June 30, 2017)	$11.20	$7.65
Third Quarter (ending September 30, 2017)	$12.00	$11.00
Fourth Quarter (through November 9, 2017	$12.60	$10.00

2016	High	Low
First Quarter (ending March 31, 2016)	$9.65	$6.77
Second Quarter (ending June 30, 2016)	$9.58	$7.27
Third Quarter (through September 30, 2016)	$10.31	$8.12
Fourth Quarter (ending December 31, 2016)	$9.48	$6.85

2015	High	Low
First Quarter (ending March 31, 2015)	$12.35	$9.97
Second Quarter (ending June 30, 2015)	$14.56	$11.23
Third Quarter (through September 30, 2015)	$14.64	$9.41
Fourth Quarter (ending December 31, 2015)	$11.56	$8.76

On November 9, 2017, the closing price of our Ordinary Shares as reported by the NYSE was $10.00 per Ordinary Share. As of November 1, 2017, we had three holders of record of our Ordinary Shares.

DIVIDEND POLICY

On September 25, 2017, we announced a new dividend policy pursuant to which our board of directors approved a dividend policy for the Company with a goal of paying annual cash dividends. On October 31, 2017, our board of directors declared a cash dividend with respect to our ordinary shares of $0.3384 per share which will be paid on November 28, 2017 to shareholders of record as of the close of business on November 10, 2017. Investors who purchase ordinary shares in this offering will not receive the dividend payable on November 28, 2017 with respect to the ordinary shares purchased in this offering. Future cash dividends, if any, will be at the discretion of our board of directors and can be changed or discontinued at any time. The declaration and payment of any future dividends (including the amount of the cash dividend, the record date and date of payment) will be subject to approval of Atento’s corporate bodies and will be determined based upon, amongst other things, Atento’s performance, growth opportunities, cash flow, contractual covenants, applicable legal requirements and liquidity factors.

SELLING SHAREHOLDER

Unless otherwise indicated, the following table shows information about the beneficial ownership of our Ordinary Shares, as of November 3, 2017, by the shareholder selling shares in this offering.

The percentages listed below for Ordinary Shares owned before the offering are based on 73,909,056 Ordinary Shares outstanding as of September 30, 2017. Percentage ownership of our Ordinary Shares after the offering assumes the sale of all 12,295,082 Ordinary Shares included in this offering (assuming no exercise by the underwriters of the option to purchase additional Ordinary Shares).

	Ordinary Shares owned before the offering		Ordinary Shares to be sold in this offering	Ordinary Shares owned after the offering
Name and Address of Beneficial Owner(1)	Number	Percentage	Number	Number	Percentage
Atalaya Luxco PikCo S.C.A.(2)	62,660,015	84.78%	12,295,082	50,364,933	68.14%

(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:

•	voting power which includes the power to vote, or to direct the voting of, such security; and/or

•	investment power which includes the power to dispose, or to direct the disposition of, such security.

Ordinary Shares issuable upon the exercise of options exercisable on November 3, 2017, or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(2)	The address for Atalaya Luxco PikCo S.C.A. is Da Vinci building, 4, rue Lou Hemmer, L-1748 Luxemburg Findel, Grand Duchy of Luxembourg. Atalaya Luxco PikCo S.C.A. is controlled by Atalaya Luxco Topco S.C.A. (“Topco”). Funds advised by, or affiliated with, Bain Capital Private Equity, L.P. holds 17,706,930 A shares (representing approximately 88.5%) of Topco as follows: 8,742,886 A shares held by Bain Capital Fund X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital Fund X”), 136,780 A shares held by BCIP Associates IV, L.P., a Cayman Islands exempted limited partnership (“BCIP IV”), 37,540 A shares held by BCIP Trust Associates IV, L.P. a Cayman Islands exempted limited partnership (“BCIP Trust IV”), 18,240 A shares held by BCIP Associates IV-B, L.P., a Cayman Islands exempted limited partnership (“BCIP IV-B”), 4,580 A shares held by BCIP Trust Associates IV-B, L.P., a Cayman Islands exempted limited partnership (“BCIP Trust IV-B”) and 8,766,904 A shares held by Bain Capital Europe Fund III, L.P., a Cayman Islands exempted limited partnership (“Bain Europe Fund” and, collectively with Bain Capital Fund X, BCIP IV, BCIP Trust IV, BCIP IV-B and BCIP Trust IV-B, the “Bain Capital Entities”). Bain Capital Partners X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital Partners X”) is the general partner of Bain Capital Fund X. Bain Capital Partners Europe III, L.P., a Cayman Islands exempted limited partnership (“Bain Capital Partners Europe”) is the general partner of Bain Europe Fund. Bain Capital Investors, LLC, a Delaware limited liability company (“BCI”) is the general partner of each of Bain Capital Partners X and Bain Capital Partners Europe. Boylston Coinvestors, LLC, a Delaware limited liability company is the general partner of each of BCIP IV, BCIP Trust IV, BCIP IV-B and BCIP Trust IV-B. The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel Plantevin, Dwight Poler, and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

TAXATION

Luxembourg Tax Considerations

The following is a summary of certain material Luxembourg tax consequences of purchasing, owning and disposing of Ordinary Shares. It does not purport to be a complete analysis of all possible tax situations that may be relevant to a decision to purchase, own or sell Ordinary Shares. It is included herein solely for preliminary information purposes. It is not intended to be, nor should it be construed to be, legal or tax advice. This summary does not allow any conclusion to be drawn with respect to issues not specifically addressed. The following description of Luxembourg tax law is based on the Luxembourg law and regulations in effect and as interpreted by the Luxembourg tax authorities on the date of the prospectus. These laws and interpretations are subject to change that may occur after such date, even with retroactive or retrospective effect.

Prospective purchasers of the Ordinary Shares should consult their own tax advisers as to the particular tax consequences of subscribing, purchasing, holding and disposing of the Ordinary Shares, including the application and effect of any federal, state or local tax under the tax laws of the Grand Duchy of Luxembourg and each country of which they are residents or citizens.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu) generally. Corporate investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate tax payers’ resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding tax

Dividends paid by Atento to the shareholders are as a rule subject to a 15% withholding tax in Luxembourg, unless a reduced treaty rate or the participation exemption applies.

A withholding tax exemption may apply under the participation exemption (subject to the relevant anti-abuse rules) if cumulatively (i) the shareholder is an eligible parent (“Eligible Parent”) and (ii) at the time the income is made available the shareholder has held or commits itself to holding a qualified shareholding (“Qualified Shareholding”) for an uninterrupted period of at least 12 months.

An Eligible Parent includes inter alia (a) a company covered by Article 2 of the Parent-Subsidiary Directive or a Luxembourg permanent establishment thereof, (b) a company resident in a State having a double tax treaty with Luxembourg and subject to a tax corresponding to Luxembourg corporate income tax or a Luxembourg permanent establishment thereof, (c) a company limited by share capital (société de capitaux) or a cooperative society (société coopérative) resident in the European Economic Area other than an EU Member State and liable to a tax corresponding to Luxembourg corporate income tax or a Luxembourg permanent establishment thereof or (d) a Swiss company limited by share capital (société de capitaux) which is effectively subject to corporate income tax in Switzerland without benefiting from an exemption. The exemption may not apply to profit distributions to EU companies that are made in the framework of an arrangement (or a series of arrangements) which, having been put in place with the (or one of the) main purpose(s) of obtaining a tax advantage defeating the objects and purposes of the EU Parent-Subsidiary Directive, is not genuine having regard to all its relevant facts and circumstances.

A Qualified Shareholding means shares representing a direct participation of at least 10% in the share capital of Atento or a direct participation in Atento of an acquisition price of at least EUR 1.2 million.

No withholding tax is levied on capital gains and liquidation proceeds.

Taxation of the Shareholders

Tax residency

A shareholder will not become resident, nor be deemed to be resident, in Luxembourg solely by virtue of holding and/or disposing of Ordinary Shares or the execution, performance, delivery and/or enforcement of his/her rights thereunder.

Income tax

Luxembourg resident individuals

Dividends and other payments derived from the Ordinary Shares by resident individual shareholders, who act in the course of the management of either their private wealth or their professional/business activity, are subject to income tax at the ordinary progressive rates. A tax credit is generally granted for withholding taxes levied at source within the limit of the tax payable in Luxembourg on such income, whereby any excess withholding tax is not refundable. Under current Luxembourg tax laws, 50% of the dividend distributed by Atento received to a resident individual shareholder is however exempt from income tax.

Capital gains realised upon the disposal of the Ordinary Shares by a resident individual shareholder, who acts in the course of the management of their private wealth, are not subject to income tax, unless said capital gains qualify either as speculative gains or as gains on a substantial participation. Capital gains are deemed to be speculative and are thus subject to income tax at ordinary rates if the Ordinary Shares are disposed of within 6 months after their acquisition or if their disposal precedes their acquisition. A participation is deemed to be substantial where a resident individual shareholder holds or has held, either alone or together with his/her spouse or partner and/or minor children, directly or indirectly at any time within the 5 years preceding the disposal, more than 10% of the share capital of the company whose shares are being disposed of. A shareholder is also deemed to alienate a substantial participation if he acquired free of charge, within the 5 years preceding the transfer, a participation that constituted a substantial participation in the hands of the alienator (or the alienators in case of successive transfers free of charge within the same 5-year period). Capital gains realised on a substantial participation more than 6 months after the acquisition thereof are taxed according to the half-global rate method (i.e. the average rate applicable to the total income is calculated according to progressive income tax rates and half of the average rate is applied to the capital gains realised on the substantial participation). A disposal may include a sale, an exchange, a contribution or any other kind of alienation of the participation.

Capital gains realised on the disposal of the Ordinary Shares by resident individual shareholders, who act in the course of their professional/business activity, are subject to income tax at ordinary rates. Taxable gains are defined as being the difference between the price for which the Ordinary Shares have been disposed of and the lower of their cost or book value.

Luxembourg resident companies

Dividends and other payments derived from the Ordinary Shares are subject to corporate income tax (“CIT”) and municipal business tax (“MBT”), unless the conditions of the participation exemption regime are satisfied. A tax credit is generally granted for withholding taxes levied at source within the limit of the tax payable in Luxembourg on such income, whereby any excess withholding tax is not refundable. If the conditions of the participation exemption regime are not met, 50% of the dividend distributed by Atento to a Luxembourg fully-taxable resident company are nevertheless exempt from CIT and MBT.

Capital gains realised upon the disposal of the Ordinary Shares are subject to CIT and MBT at ordinary rates, unless the conditions of the participation exemption regime are satisfied.

Luxembourg residents benefiting from a special tax regime

A shareholder who is a Luxembourg resident company benefiting from a special tax regime, such as (i) a specialised investment fund governed by the amended law of 13 February 2007, (ii) a family wealth management company governed by the amended law of 11 May 2007, (iii) an undertaking for collective investment governed by the amended law of 17 December 2010, (iv) companies subject to the amended law of June 15, 2004 on venture capital vehicles, (v) reserved alternative investment funds treated as specialised investment funds for Luxembourg tax purposes and subject to the law of July 23, 2016 is exempt from income tax in Luxembourg and profits derived from the Ordinary Shares are thus not subject to Luxembourg income tax.

Non-resident shareholders

Non-resident shareholders, who have neither a permanent establishment nor a permanent representative in Luxembourg to which or whom the Ordinary Shares are attributable, are not liable for any Luxembourg income tax (other than on the potential withholding tax), irrespective of whether they receive payments of dividends or realise capital gains upon the disposal of Ordinary Shares, except capital gains realised on a substantial participation before the acquisition or within the first 6 months of the acquisition thereof, that are subject to income tax in Luxembourg at ordinary rates (subject to the provisions of a relevant double tax treaty).

Non-resident shareholders having a permanent establishment or a permanent representative in Luxembourg to which or whom the Ordinary Shares are attributable, must include any income received, as well as any gain realised upon the sale, disposal or redemption of Ordinary Shares, in their taxable income for Luxembourg tax assessment purposes, unless the conditions of the participation exemption regime are satisfied. If the conditions of the participation exemption are not fulfilled, 50% of the gross dividends received may however be exempt from income tax. Taxable gains are defined as being the difference between the price for which the Ordinary Shares have been disposed of and the lower of their cost or book value.

Net wealth tax (“NWT”)

A Luxembourg resident as well as a non-resident who has a permanent establishment or a permanent representative in Luxembourg to which the Ordinary Shares are attributable, are subject to Luxembourg NWT on such Offer Shares, except if the Shareholder is (i) a resident or non-resident individual taxpayer, (ii) a securitisation company governed by the amended law of 22 March 2004 on securitisation, (iii) a company governed by the amended law of 15 June 2004 on venture capital vehicles, (iv) a professional pension institution governed by the amended law dated 13 July 2005, (v) a specialised investment fund governed by the amended law of 13 February 2007, (vi) a family wealth management company governed by the law of 11 May 2007, (vii) an undertaking for collective investment governed by the amended law of 17 December 2010 or (viii) a reserved alternative investment fund governed by the law of 23 July 2016.

However, (i) a securitization company governed by the amended law of 22 March 2004 on securitization, (ii) a company governed by the amended law of 15 June 2004 on venture capital vehicles, (iii) a professional pension institution governed by the amended law dated 13 July 2005 and (iv) reserved alternative investment funds treated as a venture capital vehicle for Luxembourg tax purposes remain subject to the minimum NWT.

Other taxes

No inheritance tax is levied on the transfer of the Ordinary Shares upon the death of a shareholder in cases where the deceased was not a resident of Luxembourg for inheritance purposes.

Gift tax may be due on a gift or donation of the Ordinary Shares if the gift is recorded in a Luxembourg notarial deed or otherwise registered in Luxembourg.

Other Taxes

As a rule, there is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the shareholders as a consequence of the issuance of the Ordinary Shares (except for a fixed registration duty of EUR 75 which is paid upon any amendment of Atento’s articles of incorporation), nor will any of these taxes be payable as a consequence of a subsequent transfer, redemption or repurchase of the Ordinary Shares. A fixed or ad valorem registration duty may however apply upon voluntary registration of a document in relation to the Shares in Luxembourg or if such document is annexed to a document that requires mandatory registration or if it is deposited with the official records of the notary (“déposé au rang des minutes d’un notaire”).

Material United States Federal Income Tax Considerations to United States Holders

The following discussion is a summary of material United States federal income tax consequences to a United States Holder (as defined below), under current law, of the purchase, ownership, and disposition of our Ordinary Shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus supplement, including the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This discussion applies only to a United States Holder (as defined below) that holds our Ordinary Shares as capital assets for United States federal income tax purposes (generally, property held for investment). This discussion does not address the U.S. federal estate, gift, Medicare and alternative minimum tax considerations or any state, local or non-U.S. tax considerations relating to the ownership or disposition of our Ordinary Shares. The discussion neither addresses the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations, such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	brokers or dealers in stocks and securities, or currencies;

•	persons who use or are required to use a mark-to-market method of accounting;

•	certain former citizens or residents of the United States subject to Section 877 of the Code;

•	entities subject to the United States anti-inversion rules;

•	tax-exempt organizations and entities;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons whose functional currency is not the United States dollar;

•	persons holding Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons holding Ordinary Shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	persons who hold or receive our Ordinary Shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•	tax qualified retirement plans;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting shares; or

•	partnerships or other pass-through entities, or persons holding Ordinary Shares through such entities.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds Ordinary Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A partnership holding our Ordinary Shares, or a partner in such a partnership, should consult its tax advisors regarding the tax consequences of investing in and holding the Ordinary Shares.

For purposes of the discussion below, a “United States Holder” is a beneficial owner of our Ordinary Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before August 20, 1996, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

If you are considering the purchase, ownership or disposition of our Ordinary Shares, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Dividends and Other Distributions on the Ordinary Shares

Subject to the discussion under “—Passive Foreign Investment Company Rules” discussed below, the gross amount of any distribution that we make to you with respect to our Ordinary Shares will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay generally will be treated as a dividend for U.S. federal income tax purposes. Such income (including withheld taxes, if any) will be includable in your gross income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. The following discussion assumes all dividends will be paid in U.S. dollars.

Dividends received by a non-corporate United States Holder, including an individual, may qualify for the lower rates of tax applicable to “qualified dividend income” if we are a “qualified foreign corporation” and certain holding period requirements are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States (such as the NYSE) or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year. Because our Ordinary Shares are traded on the NYSE, we believe that our shares are readily tradable on an established securities market in the United States. There can be no assurance, however, that our Ordinary Shares will be considered readily tradable on an established securities market in subsequent years.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the United States Holder’s individual facts and circumstances, a United States Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. The rules governing the foreign tax credit are complex. Accordingly, United States Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances. A United States Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

Taxable Disposition of the Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” you will recognize capital gain or loss on a sale, exchange or other taxable disposition of Ordinary Shares in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and your tax basis in the Ordinary Shares. Capital gains of a non-corporate United States Holder, including an individual that has held the ordinary share disposed of for more than one year are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

Any gain or loss that you recognize on a disposition of our Ordinary Shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be treated as a passive foreign investment company (“PFIC”) for United States federal income purposes for our current taxable year.. However, the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year, or for any future taxable year or that the IRS will not take a contrary position.

We will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Additionally, for this purpose, cash is categorized as a passive asset and a company’s goodwill associated with active business activity is taken into account as a non-passive asset. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock.

Changes in the composition of our income or composition of our assets may cause us to become a PFIC. The determination of whether we are a PFIC for any taxable year also may depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may be determined based upon the market value of the Ordinary Shares from time to time). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may become a PFIC for the current or future taxable years if our liquid assets and cash (which are for this purpose considered assets that produce passive income) then represent a greater percentage of our overall assets.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, then, unless you make a “mark-to-market” election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any “excess distribution” that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the Ordinary Shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the Ordinary Shares;

•	the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

•	the amount of the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

In addition, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

If we are a PFIC for any taxable year during which a United States Holder holds our Ordinary Shares and any of our non-United States subsidiaries also is a PFIC, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower-tier PFIC) for purposes of the application of these rules. Each United States Holder should consult its own tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If we are a PFIC for any taxable year during which you hold Ordinary Shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on our Ordinary Shares as ordinary income under a mark-to-market method, provided that such our Ordinary Shares constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. Our Ordinary Shares are listed on the NYSE, which is a qualified exchange or other market for these purposes. However, no assurances may be given that the Ordinary Shares will be regularly traded at all times. If a United States Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of the Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Ordinary Shares held at the end of the taxable year and (ii) deduct as an ordinary loss the excess, if any of the adjusted tax basis of the Ordinary Shares over the fair market value of such Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. If a United States Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a United States Holder makes a mark-to-market election, any gain such United States Holder recognizes upon the sale or other disposition of our Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Ordinary Shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide the information United States Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to United States Holders.

A United States Holder that holds our Ordinary Shares in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your tax advisor regarding the application of the PFIC rules to your investment in our Ordinary Shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our Ordinary Shares and the proceeds from the sale or exchange of our Ordinary Shares that are paid to you within the United States (and in certain cases, outside the United States). However, backup withholding generally will not apply if you furnish a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

Each United States Holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

Each United States Holder who is an individual generally will be required to report our name, address and such information relating to an interest in the Ordinary Shares as is necessary to identify the class or issue of which its Ordinary Shares are a part. These requirements are subject to exceptions, including an exception for Ordinary Shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed certain thresholds.

Each United States Holder should consult its tax advisor regarding the application of these information reporting rules.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have agreed to purchase, and the selling shareholder has agreed to sell to the underwriters, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	5,743,559
Credit Suisse Securities (USA) LLC	2,551,230
Itau BBA USA Securities, Inc.	2,551,230
Barrington Research Associates, Inc.	483,021
Goldman Sachs & Co. LLC	483,021
Robert W. Baird & Co. Incorporated	483,021

12,295,082

The underwriters are offering the Ordinary Shares subject to their acceptance of the shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus supplement, severally and not jointly, if any such shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the underwriters’ option described below.

Ordinary Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the Ordinary Shares, the offering price and other selling terms may from time to time be varied by the underwriters.

The selling shareholder has granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to an additional 1,844,262 Ordinary Shares at the public offering price listed on the cover page of this prospectus supplement less the underwriting discount. To the extent the option is exercised, the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional Ordinary Shares as the number listed next to the underwriter’s name in the preceding table bears the total number of Ordinary Shares listed next to the names of all underwriters in the preceding table.

The following table shows the per Ordinary Share and total public offering price, underwriting discount and proceeds before expenses to the selling shareholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,844,262 Ordinary Shares.

	Per Ordinary Share	No Exercise	Full Exercise
Public Offering Price	$9.000	$110,655,738.00	$127,254,096.00
Underwriting discount to be paid by the selling shareholder	$0.315	$3,872,950.83	$4,453,893.36
Proceeds, before expenses, to the selling shareholder	$8.685	$106,782,787.17	$122,800,202.64

The estimated offering expenses payable by us are approximately $500,000. We have agreed to reimburse the underwriters for certain expenses including expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000.

Our Ordinary Shares are listed on the NYSE under the trading symbol “ATTO.”

Subject to certain exceptions, we and our executive officers and directors and the selling shareholder have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, Credit Suisse Securities (USA)

LLC and Itau BBA USA Securities, Inc. (the “Representatives”), we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares;

•	file any registration statement with the SEC relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares;

whether any such transaction described above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. In addition, we and each such person agrees that, subject to certain exceptions, without the prior written consent of the Representatives, each such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares.

The Representatives, in their sole discretion, may release the Ordinary Shares and other securities subject to the lock-up agreements described above in whole or in part at any time, with or without notice.

In order to facilitate the offering of the Ordinary Shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Ordinary Shares, which involves making bids for, purchasing and selling Ordinary Shares in the open market to stabilize the price of the Ordinary Shares. Specifically, the underwriters may sell more Ordinary Shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing Ordinary Shares in the open market. In determining the source of Ordinary Shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of Ordinary Shares compared to the price available under the option. The underwriters may also sell Ordinary Shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing Ordinary Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Ordinary Shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, Ordinary Shares in the open market to stabilize the price of the Ordinary Shares. These activities may raise or maintain the market price of the Ordinary Shares above independent market level or prevent or retard a decline in the market price of the Ordinary Shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

These activities may have the effect of raising or maintaining the market price of the Ordinary Shares or preventing or retarding a decline in the market price of the Ordinary Shares, and, as a result, the price of the Ordinary Shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, it may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

We, the selling shareholder and the underwriters have agreed in the underwriting agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that an indemnified party may be required to make for these liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of Ordinary Shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and for our directors and officers, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Australia

This prospectus supplement:

•	does not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (the “ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors (the “Exempt Investors”), available under section 708 of the Corporations Act.

The Ordinary Shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Ordinary Shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of Ordinary Shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 apply to that resale. By applying for the Ordinary Shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Brazil

The offer and sale of our Ordinary Shares will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of our Ordinary Shares has not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, in Brazil is not legal without such prior registration. Documents relating to the offering of our Ordinary Shares, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of Ordinary Shares is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of our Ordinary Shares to the public in Brazil.

Any offer of Ordinary Shares is addressed to the addressee personally, upon such addressee’s request and for its sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without the underwriters’ prior, express and written consent.

Canada

The Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Chile

The Ordinary Shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the Ordinary Shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the Ordinary Shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

Dubai International Financial Centre

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The Ordinary Shares which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the Ordinary Shares offered should conduct their own due diligence on the Ordinary Shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any Ordinary Shares may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Ordinary Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Ordinary Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Ordinary Shares to be offered so as to enable an investor to decide to purchase any Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto), and includes any relevant implementing measure in the Relevant Member State.

France

Neither this prospectus supplement nor any other offering material relating to the Ordinary Shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the Ordinary Shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the Ordinary Shares to the public in France.

Such offers, sales and distributions have been and will only be made in France:

•	to qualified investors (investisseurs qualifiés), other than individuals, and/or to a restricted circle of investors (cercle restreint d’investisseurs), other than individuals, in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D. 411-2, D.734-1, D.7441, D.754-1 and D.764- 1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-I-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411- 1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Grand Duchy of Luxembourg

This prospectus supplement has not been approved by, and will not be submitted for approval to, the Luxembourg Financial Services Authority (Commission de Surveillance du Secteur Financier, CSSF) or a competent authority of another EU Member State for notification to the CSSF, where applicable, for purposes of public offering or sale in the Grand Duchy of Luxembourg, or Luxembourg. Accordingly, the Ordinary Shares may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this prospectus supplement nor any other offering circular, prospectus, form of application, advertisement or other material may be distributed, or otherwise made available in, from or published in, Luxembourg, except in circumstances which do not constitute an offer of securities to the public requiring the publication of a prospectus in accordance with the Luxembourg Act of 10 July 2005 on prospectuses for securities, as amended, and implementing the Prospectus Directive.

Hong Kong

The Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Ordinary Shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”). Each underwriter has agreed that the Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Act and (ii) in compliance with any other applicable requirements of the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China

The Ordinary Shares may not be offered or sold directly or indirectly in the People’s Republic of China (the “PRC”) (which, for such purposes, does not include the Hong Kong or Macau Special Administrative Regions or Taiwan), except pursuant to applicable laws and regulations of the PRC. Neither this prospectus supplement nor any material or information contained herein relating to the Ordinary Shares, which have not been and will not be submitted to or approved/verified by or registered with the China Securities Regulatory Commission (the “CSRC”), or other relevant governmental authorities in the PRC pursuant to relevant laws and regulations, may be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of the Ordinary Shares in the PRC. The material or information contained herein relating to the Ordinary Shares does not constitute an offer to sell or the solicitation of an offer to buy any securities in the PRC. The Ordinary Shares may only be offered or sold to the PRC investors that are authorized to engage in the purchase of securities of the type being offered or sold. PRC investors are responsible for obtaining all relevant government regulatory approvals/licenses, verification and/or registrations themselves, including, but not limited to, any which may be required from the CSRC, the State Administration of Foreign Exchange and/or the China Banking Regulatory Commission, and complying with all relevant PRC regulations, including, but not limited to, all relevant foreign exchange regulations and/or foreign investment regulations.

Qatar

This prospectus supplement does not constitute an invitation or public offer of the Ordinary Shares in the State of Qatar and should not be construed as such. This prospectus is intended only for the original recipient and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Ordinary Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The Ordinary Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland..

Neither this document nor any other offering or marketing material relating to the Ordinary Shares for the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the Company, the Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Ordinary Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of Ordinary Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Ordinary Shares.

The Ordinary Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Ordinary Shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time.

This document as well as any other material relating to the Ordinary Shares is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

LEGAL MATTERS

The validity of the Ordinary Shares offered hereby will be passed upon for us by Arendt & Medernach S.A. with respect to Luxembourg law and certain legal matters in connection with this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Davis Polk & Wardwell LLP and NautaDutilh Avocats Luxembourg S.à.r.l. will pass upon certain legal matters in connection with this offering for the underwriters.

EXPERTS

The consolidated financial statements of Atento S.A. appearing in Atento S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2016, and the effectiveness of Atento S.A.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as stated in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act to register with the SEC the securities being offered in this prospectus supplement. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us, and the securities being offered, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained or incorporated by reference in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

We file certain information with the SEC. You can inspect and copy these reports and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our corporate website is www.atento.com and our Investor Relations website is www.investors.atento.com. However, the information on our website is not a part of this prospectus supplement. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Prospectus

Atento S.A.

$200,000,000 Ordinary Shares and

62,660,015 Ordinary Shares Offered by the Selling Shareholder

Atento S.A. (the “Company”) may use this prospectus to offer from time to time in one or more offerings up to an aggregate of $200,000,000 of ordinary shares, no nominal value (“Ordinary Shares”). The selling shareholder named in this prospectus (the “Selling Shareholder”) may offer and sell from time to time up to 62,660,015 of Ordinary Shares, covered by this prospectus. The Ordinary Shares will be offered in amounts, at prices and on terms to be determined at the time of their offering and will be described in the supplement to this prospectus. We will not receive any proceeds from sales of our Ordinary Shares sold by the Selling Shareholder.

The Ordinary Shares covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. See “Plan of Distribution.” The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

Our Ordinary Shares are traded on The New York Stock Exchange (“NYSE”) under the symbol “ATTO”. On August 15, 2017, the last reported sales prices of the Ordinary Shares was $11.88 per share.

See “Risk Factors” on page 2 to read about factors you should consider before investing in our Ordinary Shares.

This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2017.

Neither we nor the Selling Shareholder have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this prospectus and any supplement to this prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this prospectus or a supplement is delivered or a sale pursuant to this prospectus or a supplement is made, neither we nor the Selling Shareholder is implying that the information is current as of the date of the delivery or sale. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell up to $200,000,000 of our Ordinary Shares in one or more offerings and the Selling Shareholder may, from time to time, offer and sell an aggregate of 62,660,015 of our Ordinary Shares in one or more offerings.

We will not receive any proceeds from the sale of Ordinary Shares to be offered by the Selling Shareholder pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of Ordinary Shares pursuant to this prospectus. We and the Selling Shareholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information and Incorporation of Certain Information by Reference.”

Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Atento S.A.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

As required by the Securities Act of 1933, we have filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual and other reports with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

This prospectus incorporates by reference the documents and reports listed below, unless otherwise indicated therein:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016 (our “Annual Report”) filed with the SEC on April 13, 2017;

•	Our Report on Form 6-K for the month of March, 2017, containing our unaudited interim consolidated financial statements for the three months ended March 31, 2017 and other information, filed with the SEC on May 9, 2017;

•	Our Report on Form 6-K for the month of June, 2017, containing our unaudited interim consolidated financial statements for the six months ended June 30, 2017 and other information, filed with the SEC on August 14, 2017;

•	The description of our Ordinary Shares included in the Registration Statement on Form 8-A, filed with the SEC on September 30, 2014 (File No. 001-36671);

•	Any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	Any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Atento S.A.

4, rue Lou Hemmer, L-1748 Luxembourg Findel

Grand Duchy of Luxembourg

+55 (11) 3779-0881

CAUTIONARY STATEMENT WITH RESPECT TO FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference may contain and refer to certain forward-looking statements with respect to our financial condition, results of operations and business. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions.

Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target” and other words of similar meaning.

Our estimates and forward-looking statements are based mainly on our current expectations and estimates on projections of future events and trends, which affect or may affect our businesses and results of operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to certain risks and uncertainties and are made in light of information currently available to us. Our estimates and forward-looking statements may be influenced by the following factors, among others:

•	the competitiveness of the customer relationship management and business process (“CRM BPO”) market;

•	the loss of one or more of our major clients, a small number of which account for a significant portion of our revenue, in particular Telefónica S.A.;

•	risks associated with operating in Latin America, where a significant proportion of our revenue is derived and where a large number of our employees are based;

•	our clients deciding to enter or further expand their own CRM BPO businesses in the future;

•	any deterioration in global markets and general economic conditions, in particular in Latin America and in the telecommunications and the financial services industries from which we derive most of our revenue;

•	increases in employee benefit expenses, changes to labor laws and labor relations;

•	failure to attract and retain enough sufficiently trained employees at our service delivery centers to support our operations;

•	inability to maintain our pricing and level of activity and control our costs;

•	consolidation of potential users of CRM BPO services;

•	the reversal of current trends towards CRM BPO solutions;

•	fluctuations of our operating results from one quarter to the next due to various factors including seasonality;

•	the significant leverage our clients have over our business relationships;

•	the departure of key personnel or challenges with respect to labor relations;

•	the long selling and implementation cycle for CRM BPO services;

•	difficulty controlling our growth and updating our internal operational and financial systems as a result of our increased size;

•	inability to fund our working capital requirements and new investments;

•	fluctuations in, or devaluation of, the local currencies in the countries in which we operate against our reporting currency, the U.S. dollar;

•	current political and economic volatility, particularly in Brazil, Mexico, Argentina and Europe;

•	our ability to acquire and integrate companies that complement our business;

•	the quality and reliability of the technology provided by our technology and telecommunications providers, our reliance on a limited number of suppliers of such technology and the services and products of our clients;

•	our ability to invest in and implement new technologies;

•	disruptions or interruptions in our client relationships;

•	actions of the Brazilian, European Union, Spanish, Argentinian, Mexican and other governments and their respective regulatory agencies, including adverse competition law rulings and the introduction of new regulations that could require us to make additional expenditures;

•	damage or disruptions to our key technology systems or the quality and reliability of the technology provided by technology telecommunications providers;

•	an increase in the cost of telecommunications services and other services on which we and our industry rely;

•	an actual or perceived failure to comply with data protection regulations, in particular any actual or perceived failure to ensure secure transmission of sensitive or confidential customer data through our networks;

•	the effect of labor disputes on our business; and

•	other risk factors listed in the section of this prospectus entitled “Risk Factors”.

Estimates and forward-looking statements are intended to be accurate only as of the date they were made, and we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. Our future results may differ materially from those expressed in these estimates and forward-looking statements. You should therefore not make any investment decision based on these estimates and forward-looking statements.

See “Risk Factors” herein and incorporated from our Annual Report and other filings we make with the SEC for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus, our Annual Report and hereafter in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. Note that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

v

SUMMARY

This summary highlights information contained elsewhere in this prospectus and should be read together with the information contained in other parts of this prospectus, any prospectus supplement and the documents we incorporate by reference. It may not contain all the information that may be important to you. You should carefully read this prospectus and the document referred to in “Where You Can Find Additional Information and Incorporation of Certain Information By Reference” for more information about us, including our financial statements.

Our Company

Atento is the largest provider of CRM BPO services and solutions in Latin America and among the top five providers globally based on revenue. Our business was founded in 1999 as the CRM BPO provider to the Telefónica Group. Since then, we have significantly diversified our client base, and we became an independent company in December 2012 when we were acquired by funds affiliated with Bain Capital Partners, LLC. In October 2014, Atento became a publicly listed company on the New York Stock Exchange (NYSE), under the ticker “ATTO”.

Corporate Information

We are a public limited liability company (“société anonyme”) organized and existing under the laws of the Grand Duchy of Luxembourg on March 5, 2014 and have our registered office at 4, rue Lou Hemmer, L-1748 Luxembourg Findel, Grand Duchy of Luxembourg. American Stock Transfer & Trust Company, LLC is the U.S. agent.

Our principal executive offices are located at Rua Professor Manoelito de Ornellas 303, 1º andar, Condomínio Nova São Paulo, 04719-040, São Paulo, Brazil, telephone number +55 (11) 3779-0881, Av. Yucatán 15, Col. Hipódromo Condesa, México D.F 06700, and C/ Santiago de Compostela 94, 28035 Madrid, Spain. Our agent for service of process in the United States is American Stock Transfer & Trust Company, LLC.

RISK FACTORS

Investing in the securities to be offered pursuant to this prospectus may involve a high degree of risk. You should carefully consider the important factors set forth under the heading “Risk Factors” in our most recent Annual Report on Form 20-F filed with the SEC and in our Form 6-K for the month of March, 2017 filed with the SEC, both incorporated herein by reference, and in the accompanying prospectus supplement for such issuance before investing in our Ordinary Shares. We may include further risk factors in future annual reports on Form 20-F and future reports on Form 6-K incorporated by reference in this prospectus or in a prospectus supplement. For further details, see the section entitled “Where You Can Find Additional Information and Certain Information Incorporated by Reference.”

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our Ordinary Shares. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

USE OF PROCEEDS

The use of proceeds from any offering of Ordinary Shares by us will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

All of the Ordinary Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its account. We will not receive any of the proceeds from these sales. The Selling Shareholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of its Ordinary Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING SHAREHOLDER

This prospectus relates to the possible resale by the Selling Shareholder of up to 62,660,015 of our Ordinary Shares. The Selling Shareholder may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus. When we refer to the “Selling Shareholder” in this prospectus, we mean the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Shareholder’s interest in Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Shareholder and the aggregate amount of Ordinary Shares that the Selling Shareholder may offer pursuant to this prospectus. The percentage of Ordinary Shares owned by the Selling Shareholder both prior to and following the offering of any Ordinary Shares pursuant to this prospectus, is based on 73,909,056 Ordinary Shares outstanding as of the date hereof and does not take into account any Ordinary Shares issued by us pursuant to this prospectus.

We cannot advise you as to whether the Selling Shareholder will in fact sell any or all of such Ordinary Shares. See “Plan of Distribution.”

	Before the Offering		Number of Ordinary Shares Being Offered	After the Offering
Name and Address of Beneficial Owner	Number of Ordinary Shares	Percentage of Outstanding Ordinary		Number of Ordinary Shares	Percentage of Outstanding Ordinary Shares
Atalaya Luxco PikCo S.C.A. (1)	62,660,015	84.87%	62,660,015	—	—

(1)	The address for Atalaya Luxco PikCo S.C.A. is Da Vinci building, 4, rue Lou Hemmer, L-1748 Luxemburg Findel, Grand Duchy of Luxembourg. Atalaya Luxco PikCo S.C.A. is controlled by Atalaya Luxco Topco S.C.A. (“Topco”). Funds advised by, or affiliated with, Bain Capital Private Equity, L.P. holds 17,706,930 A shares (representing approximately 88.5%) of Topco as follows: 8,742,886 A shares held by Bain Capital Fund X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital Fund X”), 136,780 A shares held by BCIP Associates IV, L.P., a Cayman Islands exempted limited partnership (“BCIP IV”), 37,540 A shares held by BCIP Trust Associates IV, L.P. a Cayman Islands exempted limited partnership (“BCIP Trust IV”), 18,240 A shares held by BCIP Associates IV-B, L.P., a Cayman Islands exempted limited partnership (“BCIP IV-B”), 4,580 A shares held by BCIP Trust Associates IV-B, L.P., a Cayman Islands exempted limited partnership (“BCIP Trust IV-B”) and 8,766,904 A shares held by Bain Capital Europe Fund III, L.P., a Cayman Islands exempted limited partnership (“Bain Europe Fund” and, collectively with Bain Capital Fund X, BCIP IV, BCIP Trust IV, BCIP IV-B and BCIP Trust IV-B, the “Bain Capital Entities”). Bain Capital Partners X, L.P., a Cayman Islands exempted limited partnership (“Bain Capital Partners X”) is the general partner of Bain Capital Fund X. Bain Capital Partners Europe III, L.P., a Cayman Islands exempted limited partnership (“Bain Capital Partners Europe”) is the general partner of Bain Europe Fund. Bain Capital Investors, LLC, a Delaware limited liability company (“BCI”) is the general partner of each of Bain Capital Partners X and Bain Capital Partners Europe. Boylston Coinvestors, LLC, a Delaware limited liability company is the general partner of each of BCIP IV, BCIP Trust IV, BCIP IV-B and BCIP Trust IV-B. The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board (“GPEB”), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross-Loh, Stephen Pagliuca, Michel Plantevin, Dwight Poler, and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Private Equity, L.P., 200 Clarendon Street, Boston, Massachusetts 02116.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of some of the terms of our Ordinary Shares, based on our articles of association and the Luxembourg Corporate Law. The following summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association, the form of which has been filed as an exhibit to our Annual Report on Form 20-F. You may obtain copies of our articles of association as described under “Where You Can Find More Information and Certain Information Incorporated by Reference” in this prospectus.

General

We are a Luxembourg public limited liability company (société anonyme). Our legal name is “Atento S.A.” We were incorporated on March 5, 2014 as a Luxembourg public limited liability company (société anonyme).

We are registered with the Luxembourg Registry of Trade and Companies under number B.185.761. Our registered office is located at 4, rue Lou Hemmer, L-1748 Luxembourg Findel, Grand Duchy of Luxembourg.

The corporate purpose of the Company, as stated in Article 2 of our articles of association (Purpose), may be summarized as follows: The object of the Company, is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies and in any other form of investment, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of securities of any kind and the administration, management, control and development of its portfolio.

We may further guarantee, grant security, grant loans or otherwise assist the companies in which we hold a direct or indirect participation or right of any kind or which form part of the same group of companies as us.

We may raise funds especially through borrowing in any form or by issuing any kind of notes, securities or debt instruments, bonds and debentures and generally issue securities of any type.

Finally, we may carry out any commercial, industrial, financial, real estate or intellectual property activities which we consider useful for the accomplishment of these purposes.

Share Capital

As of June 30, 2017, our issued share capital amounts to €33,304.18, represented by 73,909,056 Ordinary Shares with no nominal value. All issued shares were fully paid. A shareholder in a Luxembourg société anonyme holding fully paid shares is not liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors.

Our articles of association authorizes our board of directors to issue Ordinary Shares within the limits of the authorized share capital at such times and on such terms as our board or its delegates may decide for a period commencing on the date of our articles of association and ending five years after the date on which the minutes of the shareholders’ meeting approving such authorization are published in the Recueil électronique des sociétés et associations, the central electronic platform of the Grand Duchy of Luxembourg (the “RESA”)(unless such period is extended, amended or renewed). Accordingly, our board is authorized to issue Ordinary Shares up to the authorized share capital until such date. We currently intend to seek renewals and/or extensions as required from time to time. Such period was lastly renewed for five (5) years starting from the date of publication of the resolutions of the general meeting of the shareholders of the Company held on 31 May 2017 on the RESA.Our authorized share capital will be determined by our articles of association, as amended from time to time, and may be increased, reduced or extended by amending the articles of association by approval of the extraordinary general shareholders’ meeting subject to the necessary quorum and majority requirements (see “—General Meeting of Shareholders” and “—Amendment to the Articles of Association”).

Our articles of association also authorizes our board of directors to allocate existing Ordinary Shares without consideration or to issue new Ordinary Shares (the “Bonus Shares”) paid-up out of available reserves (i) to employees of the Company or to certain classes of such employees, (ii) to employees of companies or economic interest groupings in which the Company holds directly or indirectly at least ten per cent (10%) of the share capital or of the voting rights, (iii) to employees of companies or economic interest groupings which hold directly or indirectly at least ten per cent (10%) of the share capital or of the voting rights of the Company, (iv) to employees of companies or economic interest groupings in which at least fifty per cent (50%) of the share capital or of the voting rights are held, directly or indirectly, by a company holding itself, directly or indirectly, at least fifty per cent (50%) of the share capital of the Company and/or (v) to members of the corporate bodies of the Company or any of the other companies or economic interest groupings referred to under items (ii) to (iv) above (the “Beneficiaries of Bonus Shares”). The board of directors sets the terms and conditions of the allocation of Bonus Shares to the Beneficiaries of Bonus Shares, including the period for the final allocation and any minimum period during which such Bonus Shares cannot be transferred by their holders. The preferential subscription right of existing shareholders is automatically cancelled in case of issuance of Bonus Shares.

Under Luxembourg law, existing shareholders benefit from a pre-emptive subscription right on the issuance of shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive or limit any pre-emptive subscription rights of shareholders provided by law to the extent the board deems such suppression, waiver or limitation advisable for any issuance or issuances of shares within the scope of our authorized share capital. Such shares may be issued above, at or below market value but in any event not below the accounting par value per ordinary share as well as by way of incorporation of available reserves (including premium).

The board of directors will resolve on such shares issuance out of the authorized share capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association of the Company to be amended before completion of this offering. The board of directors will also resolve on the applicable procedures and timelines to which it will, or has to, subject such issuance. If the proposal of the board of directors to issue new shares exceeds the limits of our authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital accordingly. Such meeting will be subject to the quorum and majority requirements provided for the amendment of articles. If the capital call proposed by the board of directors consists in an increase in the shareholders’ commitments, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Form and Transfer of Shares

Our Ordinary Shares are issued in registered form only and are freely transferable under Luxembourg law and our articles of association. Our board of directors may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or that have been placed in certain jurisdictions in compliance with the requirements applicable therein. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our Ordinary Shares.

Under Luxembourg law, the ownership of registered shares is prima facie established by the inscription of the name of the shareholder and the number of shares held by him or her in the shareholders register.

Without prejudice to the conditions for transfer by book entry where shares are recorded in the shareholder register on behalf of one or more persons in the name of a depository, each transfer of shares shall be effected by written declaration of transfer to be recorded in the shareholder register, such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. We may accept and enter into the shareholder register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.

Our articles of association provides that we may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the shares entered in such register and the holders of shares shall be entered into one of the registers. Shareholders may elect to be entered into one of these registers and to transfer their shares to another register so maintained. Entries in these registers will be reflected in the shareholders’ register maintained at our registered office.

In addition, our articles of association also provides that rights in our Ordinary Shares may be held through a securities settlement system or a professional depository of securities. Rights in Ordinary Shares held in such manner will have the same rights and obligations as Ordinary Shares recorded in our shareholders’ register. Furthermore, rights in Ordinary Shares held through a securities settlement system or a professional depository of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.

Issuance of Shares

Pursuant to the Luxembourg Corporate Law, the issuance of Ordinary Shares requires the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of articles (see “—General Meeting of Shareholders” and “—Amendment to the Articles of Association”). The general meeting may approve an authorized share capital and authorize the board of directors to issue Ordinary Shares up to the maximum amount of such authorized share capital for a maximum period of five years as from the date of publication in the RESA of the minutes of the relevant general meeting. The general meeting may amend, renew or extend such authorized share capital and such authorization to the board of directors to issue shares.

Our articles of association provide that no fractional shares shall be issued.

Our Ordinary Shares have no conversion rights and there are no redemption or sinking fund provisions applicable to our Ordinary Shares.

Pre-Emptive Rights

Unless limited, waived or cancelled by our board of directors (see “—Share Capital”), holders of our Ordinary Shares have a pro rata pre-emptive right to subscribe for any new shares issued for cash consideration. Our articles of association provides that pre-emptive rights can be limited, waived or cancelled by our board of directors for a period ending on the fifth anniversary of the date of publication of the notarial deed recording the minutes of the extraordinary general shareholders’ meeting in the RESA in the event of an increase of the share capital by the board of directors within the limits of the authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association may by majority vote also limit, waive or cancel such pre-emptive rights or to renew, amend or extend them, each time for a period not to exceed five years.

Repurchase of Shares

We cannot subscribe for our own Ordinary Shares.

We may, however, repurchase issued Ordinary Shares or have another person repurchase issued Ordinary Shares for our account, subject to the following conditions:

•	prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and, in the case of repurchase for consideration, the minimum and maximum consideration per share;

•	the repurchase may not reduce our net assets on a non-consolidated basis to a level below the aggregate of the issued and subscribed share capital and the reserves that we must maintain pursuant to Luxembourg law or our articles of association; and

•	only fully paid-up shares may be repurchased.

The general meeting of shareholders has authorized the board of directors to repurchase shares representing up to 20% of the issued share capital immediately after the closing of the Company’s initial public offering. The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell Ordinary Shares in the Company under the conditions set forth in Article 49-2 of the Luxembourg Corporate Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per Ordinary Share to be paid shall represent (i) not less than 50% of the lowest closing price per share and (ii) not more than 50% above the highest closing price per share, in each case as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by the board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction).

In addition, pursuant to Luxembourg law, we may directly or indirectly repurchase ordinary Shares by decision of our board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to us or if the acquisition of shares has been made in view of the distribution thereof to employees.

Capital Reduction

Our articles of association provide that our issued share capital may be reduced, subject to the approval by the general meeting of shareholders at the quorum and majority provided for the amendment of the articles of association (see “—Voting Rights—Extraordinary Resolutions” and “—Amendment to the Articles of Association”).

General Meeting of Shareholders

Any regularly constituted general meeting of shareholders of the Company represents the entire body of shareholders of the Company.

Each of our Ordinary Shares entitles the holder thereof to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of our articles of association. Each Ordinary Share entitles the holder to one vote at a general meeting of shareholders. Our articles of association provides that our board of directors shall adopt all other regulations and rules concerning the attendance to the general meeting, availability of access cards and proxy forms in order to enable shareholders to exercise their right to vote as it deems fit.

When convening a general meeting of shareholders, notices by mail shall be sent at least eight (8) days before the meeting to the registered shareholders by ordinary mail. Our articles of association provides that if our shares are listed on a regulated market, the general meeting will also be convened in accordance with the publicity requirements of such regulated market applicable to us.

A shareholder may participate in general meetings of shareholders by appointing another person as his proxy, the appointment of which shall be in writing. Our articles of association also provides that, in the case of shares held through the operator of a securities settlement system or depository, a holder of such shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate certifying the number of shares recorded in the relevant account on the record date. Such certificates as well as any proxy forms should be submitted to us no later than three (3) business days before the date of the general meeting unless our board of directors fixes a different period.

The annual ordinary general meeting of shareholders of the Company shall be held each year at the registered office of the Company or in any other place in Luxembourg as notified to the shareholders. If that day is a legal or banking holiday in Luxembourg, the meeting will be held on the next following business day.

Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to the registered office of the Company at least five days before the general meeting of shareholders.

Voting Rights

Each share entitles the holder thereof to one vote at a general meeting of shareholders. Luxembourg law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders.

Extraordinary general meetings of shareholders relate to proposed amendments to the articles of association and certain other limited matters.

Ordinary General Meeting

At an ordinary general meeting there is no quorum requirement and resolutions are adopted by a simple majority of votes validly cast on such resolution is sufficient. Abstentions are not considered “votes.”

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (a) an increase or decrease of the authorized or issued capital, (b) a limitation or exclusion of preemptive rights, (c) approval of a statutory merger or de-merger (scission), (d) dissolution and liquidation of the Company, and (e) any and all amendments to our articles of association. Pursuant to our articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders the quorum shall be at least one half (50%) of the issued share capital of the Company unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by at least a two thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

Appointment and Removal of Directors

Members of our board of directors may be elected by simple majority of the votes cast at a general meeting of shareholders. Our articles of association provides that the directors shall be elected on a staggered basis, with one third (1/3) of the directors being elected each year, and each director elected for a period of three year. Any director may be removed with or without cause by resolution at a general meeting of shareholders adopted by a simple majority of votes validly cast at the meeting.

Our articles of association provide that in case of a vacancy the board of directors may fill such vacancy. The directors shall be eligible for re-election indefinitely.

Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our shares by non-Luxembourg residents.

Amendment to the Articles of Association

Shareholder Approval Requirements

Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association to be made by extraordinary resolution. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association. An extraordinary general meeting of shareholders convened for the purposes of amending the articles of association must have a quorum of at least 50% of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Irrespective of whether the proposed amendments will be subject to a vote at any duly convened extraordinary general shareholders’ meeting, the amendment is subject to the approval of at least two-thirds (2/3) of the votes cast at such extraordinary general meeting of shareholders.

Formalities

Any resolutions to amend our articles of association must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg law.

Merger and De-Merger

A merger by absorption whereby one Luxembourg company after its dissolution without liquidation transfers to another company all of its assets and liabilities in exchange for the issuance of shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at a general meeting by an extraordinary resolution of the Luxembourg company, and the general meeting must be held before a notary. Similarly a de-merger of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders.

Dissolution and Liquidation

In the event of our dissolution, liquidation, or winding-up of the Company the assets remaining after allowing for the payment of all liabilities of the Company will be paid out to the shareholders pro rata according to their respective shareholdings. The decisions to dissolve, liquidate, or wind-up require the approval by an extraordinary general meeting of shareholders of the Company to be held before a notary.

No Appraisal Rights

Neither Luxembourg law nor our articles of association provide for any appraisal rights of dissenting shareholders.

Dividend Distributions

Subject to Luxembourg law, if and when a dividend distribution is declared by the general meeting of shareholders or the board of directors in the case of interim dividend distributions, each Ordinary Share is entitled to participate equally in such distribution of funds legally available for such purposes. Pursuant to our articles of association, the general meeting of shareholders may approve a dividend distribution and the board of directors may declare an interim dividend distribution, to the extent permitted by Luxembourg law.

Declared and unpaid dividend distributions held by us for the account of the shareholders shall not bear interest. Under Luxembourg law, claims for unpaid dividend distributions will lapse in our favor five years after the date such dividend distribution was declared.

Annual Accounts

Under Luxembourg law, the board of directors must prepare each year annual accounts, i.e., an inventory of the assets and liabilities of the Company together with a balance sheet and a profit and loss account each year. Our board of directors must also annually prepare consolidated accounts and management reports on the annual accounts and consolidated accounts. The annual accounts, the consolidated accounts, the management report and the auditor’s reports must be available for inspection by shareholders at our registered office at least 15 calendar days prior to the date of the annual ordinary general meeting of shareholders.

The annual accounts and the consolidated accounts, after approval by the annual ordinary general meeting of shareholders, will need to be filed with the Luxembourg Registry of Trade and Companies within seven months of the close of the financial year.

Information Rights

Luxembourg law gives shareholders limited rights to inspect certain corporate records 8 calendar days prior to the date of the annual ordinary general meeting of shareholders, including the annual accounts with the list of directors and auditors, the consolidated accounts, the notes to the annual accounts and the consolidated accounts, a list of shareholders whose shares are not fully paid-up, the management reports and the auditor’s report as well as in case of amendment to the articles of association, the text of the proposed amendments and the draft of the resulting consolidated articles.

The annual accounts, the consolidated accounts, the auditor’s report and the management report are sent to registered shareholders at the same time as the convening notice for the annual general meeting. In addition, any registered shareholder is entitled to receive a copy of such documents free of charge prior to the date of the annual ordinary general meeting of shareholders.

Under Luxembourg law, it is generally accepted that a shareholder has the right to receive responses at the shareholders’ general meeting to questions concerning items on the agenda of that general meeting of shareholders, if such responses are necessary or useful for a shareholder to make an informed decision concerning such agenda item, unless a response to such questions could be detrimental to our interests.

Board of Directors

The management of the Company is vested in a board of directors. Our articles of association provides that the board must comprise at least three members.

The board meets as often as Company interests require.

A majority of the members of the board present or represented at a board meeting constitutes a quorum, and resolutions are adopted by the simple majority vote of the board members present or represented. The board may also take decisions by means of resolutions in writing signed by all directors. Each director has one vote.

The general shareholders’ meeting elects directors and decides their respective terms. Under Luxembourg law, directors may be re-elected but the term of their office may not exceed 6 years. Our articles of association provides that the directors shall be elected on a staggered basis, with one third (1/3) of the directors being elected each year. The general shareholders’ meeting may dismiss one or more directors at any time, with or without cause by a simple majority of votes cast at a general meeting of shareholders. If the board has a vacancy, the remaining directors have the right to fill such vacancy on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors. The term of a temporary director elected to fill a vacancy expires at the end of the term of office of the replaced director, provided, however, that the next general shareholders’ meeting shall be requested definitively to elect any temporary director.

Within the limits provided for by law, our board may delegate to one or more persons the daily management of the Company and the authority to represent the Company.

No director shall, solely as a result of being a director, be prevented from contracting with us, either with regard to his tenure in any office or place of profit or as vendor, purchaser or in any other manner whatsoever, nor shall any contract in which any director is in any way interested be liable to be voided merely on account of his position as director, nor shall any director who is so interested be liable to account to us or the shareholders for any remuneration, profit or other benefit realized by the contract by reason of the director holding that office or of the fiduciary relationship thereby established.

Any director having an interest in a transaction submitted for approval to the board may not participate in the deliberations and vote thereon, unless the transaction is not in the ordinary course of the Company’s business and that conflicts with the Company’s interest, in which case the director shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in these deliberations nor vote on such a transaction. At the next general meeting, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.

No shareholding qualification for directors is required.

Our articles of association provides that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxemburg law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof. We may purchase and maintain insurance for any director or other officer against any such liability.

No indemnification will be provided against any liability to us or our shareholders (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer; (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless approved by a court or the board of directors.

Minority shareholder’s action

One or more minority shareholders of the Company, at the general meeting of shareholders at which a decision was taken on the discharge (quitus), securities entitled to vote at such general meeting of shareholders representing at least 10% of the voting rights, are entitled to bring a court action against the members of the management body for the account of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing; Price Range of Ordinary Shares

Our Ordinary Shares are listed on the NYSE under the symbol “ATTO”. For information regarding the high and low market prices for our Ordinary Shares for certain periods, see “The Offer and Listing” in our Annual Report, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus.

COMPARISON OF SHAREHOLDER RIGHTS

We are incorporated under the laws of Luxembourg. The following discussion summarizes material differences between the rights of holders of our Ordinary Shares and the rights of holders of the ordinary shares of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of Luxembourg and Delaware.

Delaware	Luxembourg
Board of Directors
A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

Pursuant to the Luxembourg Corporate Law, the board of directors must be composed of at least three (3) directors but no more than fifteen (15) members. They are appointed by the general meeting of shareholders (by proposal of the board, the shareholders or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be re-elected but the term of their office may not exceed six years.

Pursuant to our articles of association directors are elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”

Our articles of association provide that in case of a vacancy, the remaining board members may elect a director to fill the vacancy. See “—Filling Vacancies on the Board of Directors.”

The articles of association may provide for different classes of directors. Our articles of association provides for different classes of directors and each director has one vote.

Our articles of association provide that the board may set up committees and determine their composition, powers and rules.

Limitation on Personal Liability of Directors

A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to

The Luxembourg Corporate Law provides that directors do not assume any personal obligations for commitments of the company. Directors are liable to the company for the performance of their duties as directors and for any misconduct in the management of the company’s affairs.

Directors are further jointly and severally liable both to the company and to any third parties for damages resulting from violations of the law or the articles of association of the company. Directors will only be discharged from such liability for violations to which they were not a party, provided no misconduct is attributable to them and they have reported such violations at the first general meeting after they had knowledge thereof.

allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

In addition, directors may under specific circumstances also be subject to criminal liability, such as in the case of an abuse of assets.

Our articles of association provides that directors and officers, past and present, are entitled to indemnification from the Company to the fullest extent permitted by Luxembourg law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he is involved by virtue of his being or having been a director or officer and against amounts paid or incurred by him in the settlement thereof, subject to certain exceptions. See “Indemnification of Officers, Directors and Employees.”

Interested Shareholders

Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.	Under Luxembourg law no restriction exists as to the transactions that a shareholder may conclude with the company. The transaction must however be in the corporate interest of the company and be made on arm’s length terms.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 of the Delaware General Corporation Law through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority shareholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.	Not applicable.

Delaware	Luxembourg
Removal of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred shares, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power	Pursuant to the Luxembourg Corporate Law, directors may be removed at any time with or without cause by ordinary resolution at a general meeting of shareholders adopted by a simple majority of the votes cast on such resolution.

of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

Filling Vacancies on the Board of Directors

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred shares, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of shareholders at which the term of the class of directors to which the newly elected director has been elected expires.

Luxembourg law provides that in the event of a vacancy of a director seat, the remaining directors may, unless the articles of association of the company provide otherwise, provisionally fill such vacancy until the next annual general meeting at which the shareholders will be asked to confirm the appointment.

The decision to fill a vacancy must be taken at a duly convened and quorate meeting of the board of directors.

Our articles of association provide that vacancies for removal or otherwise may be filled on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors.

Amendment of Governing Documents

Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

Under the Luxembourg Corporate Law, amendments to the articles of association of the company require an extraordinary general meeting of shareholders held in front of a public notary at which at least one half of the share capital is represented. The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.

If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice sent at least eight (8) days before the meeting to the registered shareholders by ordinary mail. The second meeting shall be validly constituted regardless of the proportion of the share capital represented.

At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast (unless otherwise mandatorily required by Luxembourg law). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. An increase of the commitments of its shareholders require however the unanimous consent of the shareholders (and bondholders, if any).

If the company has issued bonds, any amendments to the object of the company or its legal form (except in the case of a merger, de-merger or assimilated operations) require the approval of the bondholders’ general meeting.

Our articles of association provide that for any extraordinary resolutions to be considered at a general meeting the quorum shall be at least one half (50%) of the issued share capital of the Company. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) at a two thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

In very limited circumstances the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of the Company’s authorized share capital within which the board of directors is authorized to issue further shares or in the context of a share capital reduction and cancellation of shares. The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of association.

Delaware	Luxembourg
Meetings of Shareholders

Annual and Special Meetings

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Pursuant to the Luxembourg Corporate Law, at least one general meeting of shareholders must be held each year. The purpose of such annual general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments and grant discharge to the directors. The annual general meeting must be held within six months of the end of each financial year.

If that day is a legal or banking holiday, the meeting will be held on the next following business day.

Other meetings of shareholders may be convened.

Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.
Quorum Requirements

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.

Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.

Ordinary Resolutions: pursuant to Luxemburg law there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”

Extraordinary Resolutions: extraordinary resolutions are required for any of the following matters, among others: (a) an increase or decrease of the authorized or issued capital, (b) a limitation or exclusion of preemptive rights, (c) approval of a statutory merger or de-merger (scission), (d) dissolution and (e) an amendment of the articles of association.

Delaware	Luxembourg

Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting the quorum shall generally be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) at a two thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

Our articles of association provides that for any ordinary resolutions to be adopted at a general meeting, at which Luxembourg Corporate Law does not prescribe a quorum, a simple majority of votes validly cast on such resolution is sufficient. Abstentions are not considered “votes.”

Our articles of association provides that unless otherwise mandatorily required by law for any extraordinary resolutions to be considered at a general meeting the quorum shall be at least one half (50%) of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg Corporate Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) at a two thirds (2/3) majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

Indemnification of Officers, Directors and Employees

Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a

Pursuant to Luxembourg law on agency, agents are entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part.

Luxembourg law on agency is applicable to the mandate of directors and agents of the company.

Our articles of association will contain indemnification provisions setting forth the scope of indemnification of our directors and officers. These provisions will allow us to indemnify directors and officers against liability (to the extent permitted by

Delaware	Luxembourg

majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•    acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•    in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Delaware General Corporation Law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the Delaware General Corporation Law to indemnify such person for actual and reasonable expenses incurred thereby.

Luxembourg law) and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, subject to limited exceptions such as willful malfeasance, bad faith, gross negligence or reckless disregard of the duties of a director or officer. See “Certain Relationships and Related Party Transactions—Limitations of Liability and Indemnification Matters” and “Description of Share Capital—Board of Directors.” The indemnification extends, among other things, to legal fees, costs and amounts paid in the context of a settlement.

Pursuant to Luxembourg law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

Shareholder Approval of Business Combinations

Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Under Luxembourg law and our articles of association, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board’s powers are limited only by law and the articles of association of the Company.

Any type of business combination that would require an amendment to the articles of association, such as a merger, de-merger, consolidation, dissolution or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.

Delaware	Luxembourg
Transactions such as a sale, lease or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor our articles of association contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease or exchange of substantial assets of the Company.

The Delaware General Corporation Law also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the Delaware General Corporation Law. See “—Interested Shareholders” above.	Not applicable.

Shareholder Action Without a Meeting

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or our articles of association.

Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote by proxy.

Shareholder Suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a shareholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before

Pursuant to Luxembourg law and our articles of association, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board’s powers are limited only by law and the articles of association of the company.

Luxembourg law does not require shareholder approval before legal action may be initiated on behalf of the company. The board of directors has sole authority to decide whether to initiate legal action to enforce the company’s rights (other than, in certain circumstances, in the case of an action against board members).

Shareholders do not generally have authority to initiate legal action on the company’s behalf except that a minority action may be brought by one or more shareholders who at the general meeting of shareholders which decided upon discharge of such directors, owned shares with the right to vote at such meeting representing at least 10 per cent of the votes attaching to all such shares. The general meeting of shareholders may vote to initiate legal action against directors on

Delaware	Luxembourg
the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

grounds that such directors have failed to perform their duties in accordance with the Luxembourg Corporate Law. If a director is responsible for a breach of the law or of a provision of the articles of association, an action can be initiated by any third party including a shareholder having a legitimate interest. In the case of a shareholder, such interest must be different from the interest of the company.

Luxembourg procedural law does not recognize the concept of class actions.

Dividends and Distributions; Repurchases and Redemptions

The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Pursuant to Luxembourg law, dividend distributions may be declared (i) by the general meeting or (ii) by the board of directors in the case of interim dividends (acomptes sur dividendes).

Dividend distributions may be made if the following conditions are met:

•    except in the event of a reduction of the issued share capital, only if net assets on the closing date of the preceding fiscal year are, or following such distribution would not become, less than the sum of the issued share capital plus reserves (which may not be distributed by law or under our articles of association).

•    the amount of a distribution to shareholders may not exceed the sum of net profits at the end of the preceding fiscal year plus any profits carried forward and any amounts drawn from reserves which are available for that purpose, less any losses carried forward and with certain amounts to be placed in reserve in accordance with the law or our articles of association.

Interim dividend distributions may only be made if the following conditions are met:

•    interim accounts indicate sufficient funds are available for distribution.

•    the amount to be distributed does not exceed the total amount of net profits since the end of the preceding fiscal year for which the annual accounts have been

Delaware	Luxembourg

approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed in reserves in accordance with the law or the articles of association.

•    the board declares such interim distributions no later than two months after the date at which the interim accounts have been drawn up.

•    prior to declaring an interim distribution, the board must receive a report from the company’s auditors confirming that the conditions for an interim distribution are met.

The amount of distributions declared by the annual general meeting of shareholders shall include (i) the amount previously declared by the board of directors (i.e., the interim distributions for the year of which accounts are being approved), and if proposed (ii) the (new) distributions declared on the annual accounts.

Where interim distribution payments exceed the amount of the distribution subsequently declared at the general meeting, any such overpayment shall be deducted from the next distribution.

Our articles of association do permit interim distributions decided by our board of directors.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Pursuant to Luxembourg law, the company (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided that:

•    the shareholders at a general meeting have previously authorized the board of directors to acquire company shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years) and, in the case of acquisition for value, the maximum and minimum consideration.

•    the acquisitions, including shares previously acquired by the company and held by it, and shares acquired by a person acting in his own name but on behalf of the company, may not have the effect of reducing the net assets below the amount of the issued share

Delaware	Luxembourg

capital plus the reserves (which may not be distributed by law or under the articles of association).

•    the shares repurchased are fully paid-up.

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to the company, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the shares acquired, the proportion of the subscribed capital which they represent and the consideration paid for them; and (ii) in the case of shares acquired by either the company or by a person acting on behalf of the company with a view to redistributing the shares to the staff of the company, provided that the distribution of such shares is made within 12 months from their acquisition.

Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce the capital of the company or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares under Luxembourg law).

Any shares acquired in contravention of the above provisions must be re-sold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on the balance sheet of the company, a non-distributable reserve of the same amount must be reflected as a liability. Our articles of association provides that shares may be acquired in accordance with the law.

Transactions with Officers or Directors

Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval	There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with the company to the extent the contract or the transaction is in the corporate interest of the company.

Delaware	Luxembourg
and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

The Luxembourg Corporate Law prohibits a director from participating in deliberations and voting on a transaction if (a) such director has an interest therein, and (b) the interests of such director or conflict with the interests of the company. The relevant director must disclose his personal interest to the board of directors and abstain from voting. The transaction and the director’s interest therein shall be reported to the next succeeding general meeting of shareholders.

The articles of association of the company may require that certain transactions between a director and the company be submitted for board and/or shareholder approval. Our articles of association provide that no director shall, solely as a result of being a director of the Company, have any duty to refrain from any decision or action to enforce its rights under any agreement or contract with the Company. A director who has an interest in a transaction carried out other than in the ordinary course of business which conflicts with the interests of the Company must advise the Board accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction is submitted to the shareholders at the next General Meeting, before any vote on the matter.

Dissenters’ Rights

Under the Delaware General Corporation Law, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	Neither Luxembourg law nor our articles of association provide for appraisal rights.

Cumulative Voting

Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has a number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.	Not applicable. See “—Board of Directors.”

Delaware	Luxembourg
Anti-Takeover Measures

Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors is authorized by the shareholders to issue further shares and, under certain conditions, to limit, restrict or waive preferential subscription rights of existing shareholders. The rights attached to the shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in the articles of association of the company.

The authority of the board of directors to issue additional shares is valid for a period of up to five years unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting.

Our articles of association authorizes our board of directors to issue ordinary shares within the limits of the authorized share capital at such times and on such terms as our board or its delegates may decide for a period commencing on the date of our articles of association and ending five years after the date on which the minutes of the shareholders’ meeting approving such authorization are published in the RESA (unless such period is extended, amended or renewed). Accordingly, our board is authorized to issue up to ordinary shares until such date. We currently intend to seek renewals and/or extensions as required from time to time.

ENFORCEMENT OF CIVIL LIABILITIES

Atento S.A. is a public limited liability company (“société anonyme”) organized under the laws of the Grand Duchy of Luxembourg. Most of its assets are located outside the United States. Furthermore, some of the directors and officers of the Company reside outside the United States. As a result, investors may find it difficult to effect service of process within the United States upon us or these persons or to enforce outside the United States judgments obtained against us or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in the U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities law. It may also be difficult for an investor to bring an original action in a Luxembourg or other foreign court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons. Luxembourg law, furthermore, does not recognize a shareholder’s right to bring a derivative action on behalf of the Company except that a minority action may be brought by one or more shareholders who at the general meeting of shareholders which decided upon discharge of such directors, owned shares with the right to vote at such meeting representing at least 10 per cent of the votes attaching to all such shares.

In particular, there is doubt as to the enforceability of original actions in Luxembourg courts of civil liabilities predicated solely upon U.S. federal securities laws, and the enforceability in Luxembourg courts of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities laws will be subject to compliance with procedural, enforcement and other requirements under Luxembourg law, including the condition that the judgment does not violate Luxembourg public policy.

In addition, under Luxembourg law, directors do not, in normal circumstances, assume any personal obligations for the Company’s commitments. Directors are liable to the Company for the performance of their duties as directors and for any misconduct in the management of the Company’s affairs. Directors are further jointly and severally liable both to the Company and, under specific circumstances, to any third parties for damages resulting from violations of the law or our articles of association. Directors will only be discharged from such liability for violations to which they were not a party, provided no misconduct is attributable to them and they have reported such violations at the first general meeting after they had knowledge thereof. In addition, directors may under specific circumstances also be subject to criminal liability, such as in the case of an abuse of assets. In the event of bankruptcy directors may be subject to specific criminal and civil liabilities, including the extension of the bankruptcy to the directors.

PLAN OF DISTRIBUTION

We may offer and sell and the Selling Shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling our Ordinary Shares or interests in our Ordinary Shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of certain of its Ordinary Shares or interests in Ordinary Shares, on any stock exchange, market or trading facility on which the Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We and the Selling Shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Ordinary Shares may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some of the Ordinary Shares owned by it and, if the Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholder under this prospectus. The Selling Shareholder also may transfer the Ordianry Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Ordinary Shares or interests therein, we and the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Ordinary Shares in the course of hedging the positions they assume. We and the Selling Shareholder may also sell our Ordinary Shares short and deliver these securities to close out our or their short positions, as applicable, or loan or pledge our Ordinary Shares to broker-dealers that in turn may sell these securities. We and the Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial Institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to us or the Selling Shareholder from the sale of our Ordinary Shares, as applicable, will be the purchase price of our Ordinary Shares less discounts or commissions, if any. We and the Selling Shareholder reserve the right to accept and, together with our or its agents from time to time, as applicable, to reject, in whole or in part, any proposed purchase of our Ordinary Shares to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholder.

The Selling Shareholder also may in the future resell a portion of the Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of our Ordinary Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Ordinary Shares may be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Shareholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the Ordinary Shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of the Ordinary Shares offered by us or the Selling Shareholder, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Ordinary Shares. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Ordinary Shares by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Ordinary Shares at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Shareholder may use this prospectus in connection with resales of the Ordinary Shares. The Selling Shareholder may be deemed to be an underwriter under the Securities Act in connection with the Ordinary Shares they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Shareholder will receive all the net proceeds from the resale of the Ordinary Shares sold by it.

LEGAL MATTERS

The validity of the Ordinary Shares will be passed upon for us by Arendt & Medernach S.A., Luxembourg with respect to matters of Luxembourg law and certain legal matters in connection with this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of Atento S.A. appearing in Atento S.A.’s Annual Report (Form 20-F) for the year ended December 31, 2016 and the effectiveness of Atento S.A.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, as stated in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

12,295,082 Shares

Ordinary Shares

PROSPECTUS SUPPLEMENT

Morgan Stanley	Credit Suisse	Itaú BBA

Baird	Barrington Research	Goldman Sachs & Co. LLC

The date of this prospectus supplement is November 9, 2017.